                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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Check the appropriate box:

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    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-12

                                    SPSS Inc.
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.    Title of each class of securities to which transaction applies:

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      to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is
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      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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

                                                                     (SPSS LOGO)

Dear Stockholder:

     You are cordially invited to the Annual Meeting of Stockholders (the "Annual Meeting") of SPSS Inc. ("SPSS" or the "Company"). The Annual Meeting will be held at the headquarters of SPSS at 233 South Wacker Drive, Chicago, Illinois 60606, on Thursday, April 26, 2007, at 10:00 a.m., local time.

     At the Annual Meeting, you will be asked (a) to consider and vote to elect two directors to hold office for a three-year term, (b) to ratify the appointment of Grant Thornton LLP as independent auditors of SPSS for fiscal year 2007, and (c) to transact any other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

     The Company's Board of Directors (the "Board") unanimously recommends that the Company's stockholders vote FOR all of the nominees for election to the Board and FOR ratification of the appointment of Grant Thornton LLP as independent auditors of SPSS for the fiscal year 2007.

     In the materials accompanying this letter, you will find a Notice of Annual Meeting of Stockholders, a Proxy Statement relating to the proposals you will be asked to consider and vote upon at the Annual Meeting, and a Proxy Card. The Proxy Statement includes general information regarding SPSS as well as additional information relating to the specific proposals you will be asked to consider and vote upon at the Annual Meeting. Also included with the proxy materials is the Company's Annual Report on Form 10-K for fiscal year 2006.

     All stockholders are invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting, please complete, sign and date the Proxy Card and promptly return it to SPSS in the enclosed envelope provided for that purpose. If you attend the Annual Meeting, you may vote in person if you wish, even though you have previously returned your Proxy Card. It is important that your shares be represented and voted at the Annual Meeting.

                                        Sincerely,



                                        /s/ Jack Noonan


                                        Jack Noonan
                                        CEO and President

March 27, 2007

                                                                     (SPSS LOGO)

                                    SPSS INC.
                             233 SOUTH WACKER DRIVE
                             CHICAGO, ILLINOIS 60606

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD APRIL 26, 2007

     The 2007 Annual Meeting of Stockholders (the "Annual Meeting") of SPSS Inc. ("SPSS" or the "Company") will be held at the headquarters of SPSS at 233 South Wacker Drive, Chicago, Illinois 60606, on Thursday, April 26, 2007 at 10:00 a.m., local time, for the following purposes:

     (1) To consider and vote to elect two directors of SPSS to hold office until the 2010 Annual Meeting of Stockholders, as described in Proposal No. 1;

     (2) To ratify the appointment of Grant Thornton LLP as independent auditors of SPSS for fiscal year 2007, as described in Proposal No. 2; and

     (3) To transact any other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

     Only stockholders of record as of March 12, 2007, are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

     SPSS hopes that as many stockholders as possible will personally attend the Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE AS PROMPTLY AS POSSIBLE TO ENSURE THAT YOUR SHARES ARE REPRESENTED AND VOTED IN ACCORDANCE WITH YOUR WISHES. Sending in your proxy card will not prevent you from voting in person at the Annual Meeting.

                                        By Order of the Board of Directors


                                        /s/ Raymond H. Panza


                                        Raymond H. Panza
                                        Secretary of SPSS Inc.

Chicago, Illinois
March 27, 2007

                                    SPSS INC.
                             233 SOUTH WACKER DRIVE
                             CHICAGO, ILLINOIS 60606

                                 PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD APRIL 26, 2007

     THE ENCLOSED PROXY IS SOLICITED BY THE BOARD OF DIRECTORS (THE "BOARD") OF SPSS INC. ("SPSS" OR THE "COMPANY") FOR USE AT THE 2007 ANNUAL MEETING OF STOCKHOLDERS (THE "ANNUAL MEETING") TO BE HELD AT THE HEADQUARTERS OF SPSS AT 233 SOUTH WACKER DRIVE, CHICAGO, ILLINOIS 60606, ON THURSDAY, APRIL 26, 2007 AT 10:00 A.M. (CHICAGO TIME). Shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), represented by a properly executed proxy, will be voted at the Annual Meeting. If no specific instructions are given with regard to matters being voted upon, the shares represented by a signed proxy card will be voted according to the recommendations of the Board. The Board presently does not intend to bring any matter before the Annual Meeting except those referred to in this Proxy Statement and specified in the Notice of Annual Meeting of Stockholders, nor does the Board know of any matters which anyone else proposes to present for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy, or their duly constituted substitutes acting at the Annual Meeting, will be authorized to vote or otherwise act thereon using their reasonable judgment and discretion.

     A proxy may be revoked at any time before its exercise by sending written notice of revocation to Raymond H. Panza, Corporate Secretary, SPSS Inc., 233 South Wacker Drive, Chicago, Illinois 60606, by signing and delivering a subsequently dated proxy card or by attending the Annual Meeting in person and giving notice of revocation to the Inspector of Election. This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and proxy card are being mailed to stockholders beginning on or about March 27, 2007.

     March 12, 2007 was the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. On that date, there were outstanding and entitled to vote 19,859,622 shares of Common Stock, which is the Company's only class of voting securities. Each stockholder is entitled to one vote for each share of Common Stock held of record. For a period of at least ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by stockholders during regular business hours at the Company's principal executive offices, 233 South Wacker Drive, Chicago, Illinois 60606.

     A plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the approval of all other matters being submitted to the stockholders for their consideration.

     One Inspector of Election, a representative of Computershare Investor Services, L.L.C., appointed by the Board will determine the shares represented at the Annual Meeting and the validity of proxies and count all votes. Abstentions and broker non-votes will be included when determining whether a quorum is present at the Annual Meeting. An abstention has the effect of voting against a matter since an abstention is counted as a share "entitled to vote," but is not included as a vote for such matter. A broker non-vote exists where a broker proxy indicates that the broker is not authorized to vote on a particular proposal. Brokers who have not received voting instructions from beneficial owners may vote in their discretion with respect to Proposal No. 1 (the election of directors) and Proposal No. 2 (the ratification of the appointment of the Company's independent auditors).

                       SUBMISSION OF STOCKHOLDER PROPOSALS
                           FOR THE 2008 ANNUAL MEETING

     If a stockholder desires to have a proposal formerly considered at the 2008 Annual Meeting of Stockholders, and included in the Proxy Statement for that meeting, the proposal must be mailed to the Secretary of the Company at the Company's principal executive offices, 233 South Wacker Drive, Chicago, Illinois 60606, and must be received by the Secretary of the Company on or before November 28, 2007. SPSS will consider for inclusion in the Company's proxy statement only proposals meeting the requirements of the applicable SEC rules. Additionally, if a stockholder intends to present a proposal at the 2008 Annual Meeting of Stockholders, but does not intend to have it included in the Company's proxy statement, the proposal must be delivered to the Secretary of the Company at the Company's principal executive offices between January 27, 2008 and February 26, 2008. If SPSS does not receive a stockholder proposal by the applicable deadline listed above, the stockholder will not be permitted to raise the proposal at the 2008 Annual Meeting of Stockholders.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

     The Company's bylaws provide that the number of members of the Board shall be fixed by a resolution adopted by the majority of the Board. At present, the Board has fixed the number of members of the Board at eight. The Company's Certificate of Incorporation and Bylaws further provide that the Board shall be divided into three classes, as nearly equal in number as possible. Members of each class of the Board are elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified.

     The class of directors whose term expires at the Annual Meeting currently consists of three persons. Kenneth H. Holec, a member of the class of directors whose term expires at the Annual Meeting, has decided not to stand for re-election to the Board in order to devote more time to his other business ventures. The Company appreciates Mr. Holec's years of distinguished service and thanks him for his contributions during his tenure with the Board.

     Following Mr. Holec's decision, the Nominating Committee of the Board recommended, and the Board resolved, to reduce the total number of Board members from eight members to seven members, effective as of the date of the Annual Meeting, thereby reducing the class of directors to be elected at the Annual Meeting from three members to two members. Accordingly, the Nominating Committee has nominated Merritt Lutz and Michael E. Lavin, the remaining two incumbent directors whose terms expire at the Annual Meeting, to stand for re-election to the Board. Each of Mr. Lutz and Mr. Lavin has been nominated to hold office for a term of three years or until their successors have been duly elected and qualified. The full Board ratified the nomination of these two individuals. Unless otherwise instructed by the stockholder, the persons named in the enclosed form of proxy will vote the shares represented by such proxy for the election of the nominees named in this Proxy Statement.

     SPSS has no reason to believe that the nominees named herein will be unavailable to serve as directors. However, if such nominees for any reason are unable or unwilling to serve, the proxy may be voted for such substitute nominees as the persons appointed in the proxy may, in their discretion, determine. Stockholders may not cumulate their votes in the election of directors.

     Director Nominees

     Michael E. Lavin has been a Director of SPSS since July 2005. Mr. Lavin also serves as a member of the Board of Directors of Peoples Energy Corporation, Tellabs, Inc. and Education Corporation of America, Inc. He serves as Chairman of the Audit Committee of each of these three companies. From 1993 to 2002, Mr. Lavin was the Midwest Area Managing Partner of KPMG LLP. Mr. Lavin retired from KPMG in January 2003, having been with the firm since 1967.

     Merritt Lutz has been a Director of SPSS since 1988. He is currently an Advisory Director of Morgan Stanley, managing its strategic technology investments and partnerships. Previously, he was President of Candle Corporation, a worldwide supplier of systems software, from 1989 to 1993. Mr. Lutz is a Director of Interlink Electronics, Inc. (NASDAQ: LINK) and three privately held software companies: SendMail, ThruPoint and Business Engine Software. He is a former Director of the Information Technology Association of America and the NASD Industry Advisory Committee. Mr. Lutz holds a bachelors and masters degree from Michigan State University.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF
                   EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

             INFORMATION CONCERNING EXECUTIVE OFFICERS AND DIRECTORS

OFFICERS AND DIRECTORS

     The following table shows information as of March 12, 2007 with respect to each person who is an executive officer, continuing director or director nominee of SPSS. Biographical information for each executive officer and continuing director is set forth immediately following the table. Biographical information for each director nominee appears under "Election of Directors" above.


NAME                        AGE                   POSITION
----                        ---                   --------


Norman Nie...............    63   Chairman of the Board of Directors
Jack Noonan..............    59   Director, President and Chief Executive
                                  Officer
Raymond H. Panza.........    56   Executive Vice President, Corporate
                                  Operations, Chief Financial Officer, and
                                  Secretary
Jonathan Otterstatter....    46   Executive Vice President and Chief
                                  Technology Officer
Marc D. Nelson...........    51   Vice President, Corporate Controller and
                                  Principal Accounting Officer
Douglas P. Dow...........    49   Senior Vice President, Corporate
                                  Development
John Shap................    47   Senior Vice President, Worldwide Sales
William Binch(1)(3)(4)...    67   Director
Michael Blair(2)(3)(4)...    62   Director
Michael E. Lavin(2)......    61   Director
Merritt Lutz(3)(4).......    64   Director
Charles R.
  Whitchurch(2)..........    60   Director


--------

   (1) Lead Director

   (2) Member of the Audit Committee

   (3) Member of the Compensation Committee

   (4) Member of the Nominating Committee

     Norman Nie, Chairman of the Board and co-founder of SPSS, designed the original SPSS statistical software beginning in 1967 and has been a Director and Chairman of the Board since the Company's inception in 1975. He served as Chief Executive Officer of SPSS from 1975 to 1991. In addition to his current responsibilities as Chairman of the Board, Dr. Nie is a research professor in Political Science at the Graduate School of Business at Stanford University and a professor emeritus in the Political Science Department at the University of Chicago. His research specialties include public opinion, voting behavior and citizen participation. He has received three national awards for his books in these areas. Dr. Nie received his Ph.D. from Stanford University.

     Jack Noonan has served as a Director as well as President and Chief Executive Officer since joining SPSS in January 1992. Mr. Noonan was President and Chief Executive Officer of Microrim Corp., a developer of database software products, from 1990 until December 1991. He served as Vice President of the Product Group of Candle Corporation, a developer of IBM mainframe system software, from 1985 to 1990. Mr. Noonan is a Director of Morningstar, Inc. and GlobalView Software Inc.

     Raymond H. Panza, Executive Vice President, Corporate Operations, Chief Financial Officer, and Secretary, joined SPSS in August 2004. From 2001 to 2004, Mr. Panza was the Vice President, Finance of Thomson, a leading provider of technology and service solutions for integrated media and entertainment companies. From 2000 to 2001, Mr. Panza was the Vice President, Chief Financial Officer of Thomson's Digital and New Media Services business units. From 1997 to 1999, he was the Vice President, Investments and Alliances of Ameritech Corporation, and from 1995 to 1997, he was the Vice President and Chief Financial Officer of Ameritech's Custom Business Services. Mr. Panza served as the Vice President, Controller and Principal Accounting Officer at DQE and its subsidiary, Duquesne Light Company, from 1990 to 1995. Mr. Panza was the Assistant Controller at Squibb Corporation from 1989 to 1990, the Vice President - Controller of RKO General, Inc. from 1985 to 1989, and held various positions at Gulf Oil Corporation from 1975 to 1985. He is a Certified Public Accountant and holds M.S. and B.S. degrees in accounting from The Pennsylvania State University.

     Jonathan Otterstatter, Executive Vice President and Chief Technology Officer, joined SPSS following the merger with ShowCase Corporation in February 2001. Mr. Otterstatter was with ShowCase from 1994 until 2001 and, from 1999 to 2001, served as Senior Vice President, Technology and Services and a member of its executive committee. Mr. Otterstatter was with IBM from 1983 to 1994 where in his last position he was responsible for the AS/400 software platform, including the system software plan and the system design control group. He holds an M.S. degree in management of technology from the Massachusetts Institute of Technology and a B.S. degree in computer science from the University of Wisconsin at LaCrosse. Mr. Otterstatter is a member of the Board of Governors at the MIT Sloan School of Management.

     Marc D. Nelson, Vice President, Corporate Controller and Principal Accounting Officer, joined SPSS in May 2003. Mr. Nelson has served in his current position since June 2005. From May 2003 to June 2005, Mr. Nelson served as the Company's United States Controller. From 2002 to May 2003, Mr. Nelson served as the Global Controller of Recall Corporation, a worldwide provider of information management services. From 1997 to 2002, Mr. Nelson served as the Assistant Controller to IDEX Corporation. He holds a bachelors degree in accounting from Bradley University and an M.B.A. in Finance from the University of Chicago. Mr. Nelson is a Certified Public Accountant.

     Douglas P. Dow, Senior Vice President, Corporate Development, joined SPSS in 1984. Mr. Dow has served in his current position since July 2004 and, from January 2001 to June 2004, served as Vice President, Corporate Development. Mr. Dow is responsible for both directing the Company's merger and acquisition initiatives and leading the Company's strategic planning, business planning, public relations, investor relations and analyst relations functions. From September 1997 to December 2000, Mr. Dow served as a Vice President in charge of the Company's business development. From October 1984 to September 1997, Mr. Dow held various other sales and marketing positions at SPSS. He holds a Bachelor of Arts degree from Kalamazoo College and a Master of Arts degree in political science from the University of Chicago.

     John Shap, Senior Vice President, Worldwide Sales, joined SPSS in December 2003. From October 2001 through October 2003, Mr. Shap was the Senior Vice President, Worldwide Sales and Marketing at DemandTec, Inc., a provider of software solutions to retailers and manufacturers worldwide. He was previously Vice President of North America Central Sales at Siebel from March 2001 to October 2001 and, prior to its acquisition by Siebel, Vice President of Worldwide Sales at OnLink Technologies from April 1999 to October 2000. Mr. Shap served in various positions at Hyperion Solutions, Inc. from August 1992 to April 1999. He holds a bachelors degree from Northern Illinois University.

     William Binch has been a director of SPSS since the merger with ShowCase Corporation in February 2001 and now serves as the Board's Lead Director. Mr. Binch was a director of ShowCase from 1999 until the merger with SPSS. Mr. Binch is a professional independent director with extensive experience in worldwide sales, enterprise applications and analytics. He serves as a member of the Board of Directors of three other companies: Callidus Software Inc., Medefinance, Inc. and Saama Technologies, Inc. Previously, Mr. Binch was senior vice president at Hyperion/Arbor from July 1997 to May 1999. He was a senior executive at Business Objects and Prism, two business intelligence and data warehousing companies. Mr. Binch served for five years at Oracle as vice president of strategic accounts. He has held executive sales positions at IBM, Itel and Fortune Systems.

     Michael Blair has been a Director of SPSS since July 1997. On November 15, 2004, Mr. Blair retired as a payroll business co-leader at Hewitt Associates, Inc., a global human resources outsourcing and consulting firm. He joined Hewitt after Hewitt's 2003 acquisition of Cyborg Systems, Inc. Before assuming that role, Mr. Blair served as the Chairman, Chief Executive, and founder of Cyborg Systems, Inc., a human resource management software company that he founded in 1974. Mr. Blair currently is a director of Computer Corporation of America, Showingtime.com and Delaware Place Bank. He is a past president of the Chicago Software Association and was Chairman of the Board of the Hinsdale Hospital Foundation. Mr. Blair holds a bachelors degree in mathematics with a minor in physics from the University of Missouri.

     Charles R. Whitchurch has been a director of SPSS Inc. since October 2003. Since September 1991, Mr. Whitchurch has served as the Chief Financial Officer and Treasurer of Zebra Technologies Corporation. From 1981 until September 1991, he served as Vice President, Finance of Corcom, Inc., a technology company specializing in the control of radio frequency interference. In addition, Mr. Whitchurch previously held positions as Chief Financial Officer of Resinoid Engineering Corporation and as a Corporate Services Officer with Harris Bank in Chicago. He holds a bachelors degree in economics (Phi Beta Kappa) from Beloit College and an MBA from Stanford University.

     The Board is divided into three classes serving staggered three-year terms. Mr. Lutz is serving a three-year term expiring at the Annual Meeting. On July 28, 2005, Mr. Lavin was appointed to serve as a member of the class of directors whose term expires at the Annual Meeting. Both Mr. Lutz and Mr. Lavin have been nominated to stand for re-election. Mr. Binch, Dr. Nie and Mr. Whitchurch are each serving a three-year term expiring at the 2008 annual meeting of stockholders. Mr. Noonan and Mr. Blair are each serving a three-year term expiring at the 2009 annual meeting of stockholders. The executive officers named herein have terms expiring at the next annual meeting of stockholders or when their successors are duly elected and qualified.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of the Compensation Program

     Administration

     The Company's compensation program is administered by the Compensation Committee of the Company's Board of Directors. The Compensation Committee is comprised of three directors, Michael Blair (Chairman), William Binch and Merritt Lutz, each of whom qualifies as independent under the Nasdaq Stock Market listing standards.

     The Compensation Committee operates under a written Charter adopted by the Board of Directors. Under this Charter, the Compensation Committee is required to evaluate, on an annual basis, the Chief Executive Officer's performance in light of certain established goals and to establish the Chief Executive Officer's compensation package based on such performance. The Compensation Committee is also required to develop, on an annual basis, an executive compensation structure for the Company's other executive officers. The compensation packages for the Chief Executive Officer and the Company's other executive officers are then recommended to and reviewed by the entire Board of Directors.

     In accordance with the Compensation Committee Charter, Mr. Noonan, the Company's Chief Executive Officer, makes recommendations to the Compensation Committee with regard to compensation packages to be received by the executive officers other than Mr. Noonan. The other executive officers do not participate in these discussions. The executive officers do assist the Compensation Committee in designing the Company's business goals on which the financial performance measures are based.

     With respect to both Company officers other than executive officers and other Company employees, the Compensation Committee has determined the framework within which compensation decisions will be made and has delegated to Mr. Noonan the authority to make compensation decisions regarding these officers and employees, subject to appropriate review and approval by the Compensation Committee.

     Philosophy

     The Compensation Committee believes that the Company's compensation program should be designed in a manner that attracts the best talent to SPSS, motivates employees to perform at their highest levels, rewards outstanding achievement and retains those individuals with the leadership abilities and skills necessary for building long term stockholder value. To achieve these goals, the Compensation Committee has designed the compensation program with a strong tie between pay and performance. This tie between pay and performance means that a significant portion of each executive officer's total compensation is variable, at risk and dependent upon the accomplishment of specific, measurable, financial and/or operational results and increases in stockholder value. The Compensation Committee believes that a compensation program designed in this manner will motivate executive officers to improve the overall performance and profitability of SPSS, thereby aligning the interests of the executive officers with the interests of the Company's stockholders.

     Executive officers receive rewards only if and when the performance goals defined by management and the Compensation Committee have been achieved. Each executive officer's individual performance and contribution to the achievement of these goals are rewarded through base salary adjustments and the amount of incentive awards paid, if any. Long term incentive awards are generally made through equity grants which the Compensation Committee believes further reinforces the link between the interests of executive officers and the interests of the Company's stockholders.

     As further described below, the Compensation Committee annually seeks advice from nationally recognized compensation consultants to advise it with regard to its compensation analysis, to assist it with the design of the Company's compensation program, and to ensure that its compensation practices compare with those of a substantial sample of companies in SPSS's industry.

Material Elements of Compensation Program for Executive Officers

     Design and Objectives

     The executive compensation program is designed to award the achievement of the Company's business objectives and performance goals. The Compensation Committee designed the program in this manner because it believes that the extent to which business objectives and performance goals are achieved is directly proportionate to the extent to which stockholder value increases. Higher valuation results, in part, from management's ability to execute a better business strategy, achieve goals and drive growth.

     The Compensation Committee recognizes that SPSS is a more complex organization than the average high-tech company with company-owned offices in more than 10 countries, a broad network of franchises and distributors in over 65 countries resulting in nearly 60% of its revenues being generated outside of North America. Despite the complexity of the organization, the key objective of the compensation program is simple -- to attract and retain talented executive officers by adequately awarding the achievement of the Company's business objectives and performance goals. To meet this general objective, the Compensation Committee has endorsed a compensation program which:

1. Offers a total compensation package to the Company's executive officers that is market competitive, taking into account comparable positions, duties and scope of responsibilities at various companies within the Company's "peer group."

2.    Recognizes the unique skills and experience of the senior management.

3. Motivates the Company's executive officers to achieve the Company's business objectives by providing incentive compensation awards that take into account the Company's overall performance.

4.    Provides meaningful equity-based, long-term incentives.

     Elements

     The three main elements of the Company's executive compensation program are base salary, cash incentive awards and equity-based compensation. In addition, the Company provides the following programs for all eligible employees, including executive officers: a 401(k) plan, with a maximum $500 annual match for each participant, an employee stock purchase plan and health and welfare benefits.

     In designing the overall compensation package to be received by each individual executive officer, including the Chief Executive Officer, the Compensation Committee considers the extent to which each element of compensation will motivate the relevant executive officer to help achieve the Company's business objectives and performance goals. The elements that the Compensation Committee believes will best motivate the executive officers comprise the greatest portion of the total compensation packages. The Compensation Committee also considers how the various compensation components compare to the elements of compensation received by executive officers at the SPSS "peer group" companies. For 2006, the Compensation Committee aimed to have the SPSS executive officers' total compensation packages fall within the 50th to 75th percentile of compensation packages received by executive officers at the SPSS "peer group" companies. The Compensation Committee determined that target cash incentive awards should comprise up to 50% of the executives' total target cash compensation, which total was intended to approximate the midpoint of cash compensation at the SPSS "peer group" companies. The Compensation Committee also intended that executive officers' equity-based compensation awards should approximate the 75th percentile of the SPSS "peer group" companies.

     As required by the Compensation Committee Charter, the Compensation Committee reported to the Board of Directors its conclusions and recommendations regarding the compensation packages for the executive officers for fiscal year 2006. The Board of Directors approved and concurred in these conclusions and compensation packages in all respects.

     Base Salary

     Base salary is intended to provide a stable, fixed level of compensation for each executive officer reflecting the scope and nature of such executive officer's job responsibilities. The Compensation Committee grants salary increases, if appropriate, after a review of individual performance and an assessment of the relative competitiveness of the current salary. In keeping with the goal of aligning the interests of the Company's executive officers and the interests of the Company's stockholders, base salary is designed to represent a relatively small portion of the total compensation that each executive officer has the potential to earn each year.

     The Compensation Committee determines base salary for the Company's executive officers (other than Mr. Noonan, the Chief Executive Officer) in consultation with Mr. Noonan based on job responsibilities, individual job performance, including the individual's actual and expected contribution to the Company's success and growth, and base salary levels of executive officers with similar responsibilities within the Company's "peer group." The Compensation Committee determines base salary for Mr. Noonan based on its evaluation of Mr. Noonan's overall contributions to the Company, his role with regard to the Company's continued growth, the Company's performance for the prior fiscal year and the base salaries of chief executive officers within the Company's "peer group." The Compensation Committee recommended, and the Board approved, a base salary of $450,000 for Mr. Noonan for fiscal year 2006.

     Incentive Awards

     Incentive awards are intended to recognize an executive officer's contributions to the Company's operating results for a particular fiscal quarter as measured against specified business objectives and financial performance goals for such quarter. The portion of an incentive award to be paid to an executive officer is determined by comparing the Company's actual results to these business objectives and financial performance goals. Incentive awards are measured and, if earned, paid on a quarterly basis. It is important to note that, even if the Company meets its financial performance goals, the Compensation Committee, at its discretion, may decide not to pay all or part of an incentive award for the relevant period.

     Incentive awards are designed to have the potential to represent a significant portion of the total compensation that executive officers may earn in each year. The Compensation Committee believes that exceptional individual performance by the executive officers, including the Chief Executive Officer, is directly proportional to exceptional financial performance by the Company, and, as such, as compared to base salary, the prospect of the payment of incentive awards better aligns the interests of the Company's executive officers and the interests of the Company's stockholders.

     The Compensation Committee recommended and the Board approved a 2006 target incentive award for each executive officer, including the Chief Executive Officer. These target incentive awards were generally established as either a dollar value or a percentage of the executive officer's base salary. In creating these target incentive awards, the Compensation Committee considered each executive officer's base salary, the role that such executive officer plays in assisting the Company in meeting its financial performance goals and the value of incentive awards received by executive officers with similar responsibilities within the Company's "peer group." For the 2006 fiscal year, the Compensation Committee recommended, and the Board approved, target incentive awards ranging from

37.5% to 100% of the named executive officers' annual base salary. Actual incentive payments can exceed the actual target payments. The target incentive awards for each named executive officer are set forth below in the Grants of Plan-Based Awards table. The actual incentive awards paid to each named executive officer in 2006 are set forth in the Summary Compensation Table.

     The Compensation Committee recommended, and the Board approved, a 2006 target incentive award for Mr. Noonan of $450,000, or 100% of Mr. Noonan's base salary for 2006. The Compensation Committee selected this target incentive award to ensure that half of Mr. Noonan's overall cash compensation was dependent on creating stockholder value. Based on the achievement during 2006 of the financial performance objectives described below, the Compensation Committee authorized quarterly incentive award payments for Mr. Noonan in the aggregate amount of $1,207,853 for fiscal year 2006.

     For the 2006 fiscal year, the performance objectives established by the Compensation Committee for the executive officers consisted of (i) quarterly revenue targets and (ii) quarterly earnings per share targets, with 30% of each executive's target incentive award dependent upon achievement of the revenue targets (the "revenue component") and 70% of each executive's target incentive award dependent upon achievement of the earnings per share targets (the "EPS component"). The percentage allocation between the revenue component and the earnings per share component was selected based on the extent to which each component could be expected to increase stockholder value for 2006. Notwithstanding the foregoing, performance objectives for John Shap, the Company's Senior Vice President, Worldwide Sales, were based predominately on sales revenue targets. For Mr. Shap, the receipt of only 40% of his 2006 target incentive award was based on the performance objectives consisting of total corporate revenue (30%) and earnings per share (70%). The receipt of the balance, or 60%, of Mr. Shap's target incentive award was based on achievement of the sales revenue targets set forth in the Company's business plan. The Compensation Committee believes that it is both important and appropriate to base the receipt of a large portion of Mr. Shap's incentive award on the achievement of sales revenue targets because the achievement of Mr. Shap's worldwide sales team's revenue targets each quarter is directly proportional to the Company's success for such quarter. In addition, the Compensation Committee believes that the extent to which sales revenue targets are achieved each quarter is a better reflection of Mr. Shap's individual performance for such quarter.

     With regard to the performance objectives applicable to all executive officers, the 2006 incentive award plan defined the revenue component as the lowest of: (a) the mid-point of the earliest released quarterly guidance provided by the Company, (b) the "street" consensus as reported by First Call for the relevant fiscal quarter; or (c) the revenue target for the relevant fiscal quarter in the 2006 business plan approved by the Board.

     The 2006 incentive award plan defined the earnings per share component as the lowest of: (a) the mid-point of the earliest released quarterly guidance by the Company, (b) the "street" consensus for the relevant fiscal quarter, or (c) the earnings per share target for the relevant fiscal quarter in the 2006 business plan approved by the Board. The earnings per share target was subject to adjustment at the sole approval of the Compensation Committee, if necessary, to ensure comparability for one-time, unusual items or non-operating items.

     Under the 2006 incentive award plan, actual incentive awards were paid out based on the extent to which the revenue and earnings per share targets were attained. If the reported revenue for a quarter equaled the revenue target for that quarter, then each executive would be paid an amount equal to the revenue component of his or her target incentive award. Similarly, if reported earnings per share for a quarter equaled the earnings per share target for that quarter, then the executive would be paid an amount equal to the EPS component of his or her target incentive award. The revenue and EPS components of the target incentive awards functioned independently of each other.

     If actual revenue for a quarter exceeded that quarter's revenue target, then the revenue component of the executive's incentive payment would be adjusted upward at a predetermined rate. If the actual revenue for a quarter fell short of the target, then the revenue component of the incentive award would be adjusted downward at the same rate. If actual revenue was $1 million or more below the target, the executive officer would receive no payment with respect to the revenue component of the incentive award.

     If actual earnings per share for a quarter exceeded that quarter's earnings per share target, then the EPS component of the executive's target incentive award would be paid in full. In addition, the executive would be entitled to receive an additional amount equal to his or her proportionate share of an incentive pool. Authorization of an incentive pool in any given quarter was at the discretion of the Compensation Committee. If actual earnings per share for the quarter were less than the earnings per share target, then the EPS component of the executive's target incentive would be proportionally reduced. If actual earnings per share for the quarter were $0.01 below the earnings per share target, then the EPS component of the executive's target incentive would be reduced by half. If the actual earnings per share for the quarter were $0.02 or more below the earnings per share target, the executive officer would receive no payment with respect to the EPS component of the incentive award.

     Set forth below are both the quarterly revenue and earnings per share targets established under the incentive award plan for 2006 and the actual revenue and earnings per share reported by the Company for each quarter of 2006. The revenue and earnings per share targets apply to all executive officers. Except as described above for Mr. Shap, 100% of each executive officer's targeted incentive is subject to these revenue and earnings per share targets.


                                Revenue ($MM)       Earnings Per Share
                             ------------------     ------------------
                             Target      Actual     Target      Actual
                             ------      ------     ------      ------


First Quarter..............   $59.0       $62.2      $0.13       $0.24
Second Quarter.............   $62.0       $63.5      $0.23       $0.12
Third Quarter..............   $65.0       $64.7      $0.27       $0.28
Fourth Quarter.............   $66.5       $71.1      $0.33       $0.10


     The Compensation Committee has determined that, for fiscal year 2007, the incentive award plan will focus solely on the revenue and earnings per share targets for the relevant fiscal quarter set forth in the 2007 business plan approved by the Board.

     The Compensation Committee has determined that the payment of incentive awards on an quarterly basis serves as an important and useful motivational tool to assist the Company in meetings its business objectives and financial performance goals, thereby, increasing stockholder value. Executive officers are able to measure the Company's performance and, thus, their own performance, on a quarterly basis throughout the year. Thus, incentive awards are measured and paid on a quarterly basis.

     The Compensation Committee considers the achievement of revenue goals and goals related to earnings per share in setting its compensation policies and making compensation decisions. The Compensation Committee deems such elements to have the greatest potential to increase stockholder value. As described above, the payment of incentive awards is linked in its entirety to the results of corporate performance. The Compensation Committee may use its discretion to pay all, part of or no portion of an incentive award for the relevant period. No incentive award may be paid to executive officers without the approval of the Compensation Committee with regard to the calculations and the incentive pool to be paid for a particular quarter. During 2006, the Compensation Committee approved all payments in accordance with the terms of the 2006 incentive award compensation plan and did not use utilize any downward discretion. In computing the incentive pool to be paid with regard to the fourth quarter of 2006, the Compensation Committee determined that it was appropriate to pay incentive awards based on earnings per share and net income that would have been realized without the impact of certain one-time charges which, together, reduced diluted earnings per share by $0.39 for the quarter. The Compensation Committee concluded that this adjustment was appropriate considering the non-operating nature of these charges and the fact that record revenues and record operating income were achieved by the Company in the quarter.

     Equity-Based Compensation

     Equity-based compensation is intended to further reinforce the link between the interests of the executive officers and the interests of the Company's stockholders as both benefit from increases in the value of the Company's equity. The Company's equity incentive plan allows the Compensation Committee to award restricted share units, deferred share units, stock options and a variety of other equity incentives to its directors, officers, employees and independent contractors. As further described below, the Company has also established stock ownership guidelines to further align the interests of the executive officers with those of stockholders. During 2006, the Compensation Committee granted only restricted share units to its executive officers. No stock options were issued to executive officers in 2006. The Compensation Committee's decision to grant restricted share units was based on the Compensation Committee's analysis that public companies in general have begun to grant restricted share units instead of options in recent years and that restricted share units represent an appropriate form of incentive compensation for the Company.

     Restricted share units represent the right to receive one share of Common Stock on the date that the restricted share unit vests. The award recipient will automatically receive shares of Common Stock when the vesting schedule for the applicable restricted share unit has been satisfied. No exercise price is paid to obtain the underlying Common Stock. The restricted share units are typically subject to proportional annual vesting provisions which require the recipients' continued employment by SPSS for a period of two years from the date of grant in order for the recipient to be entitled to the full benefit of the restricted share unit.

     In determining the size of the equity-based award to be made to the Company's executive officers, including the Chief Executive Officer, the Compensation Committee considers the prospective value of the awards as a performance incentive, the equity awards previously awarded to and held by the relevant executive officer and the value of equity awards received by executive officers with similar responsibilities within the Company's "peer group."

     For Mr. Noonan, in particular, the Compensation Committee recommended, and the Board approved, a grant to Mr. Noonan of restricted share units with a dollar value of $1,500,000 on April 27, 2006, calculated by dividing such dollar value by the closing price of the Common Stock on that date and rounding up to the nearest 100 restricted share units. The closing price of the Common Stock on April 27, 2006 was $34.68 per share resulting in a grant to Mr. Noonan of 43,300 restricted share units. These restricted share units are scheduled to cliff-vest in full on April 27, 2008, the second anniversary of the date of grant. Also on April 27, 2006, Mr. Panza, Mr. Otterstatter, Mr. Shap and Mr. Dow each received restricted share units in the respective amounts of 28,900, 28,900, 14,500, and 8,700. These restricted share units are scheduled to cliff-vest in full on April 27, 2008, the second anniversary of the date of grant. Although the restricted share units granted to each of the named executive officers in 2006 were subject to a two-year cliff vesting schedule, the restricted share units granted to these same executive officers in 2007 will be subject to a four-year vesting schedule in order to both promote executive retention and motivate executives to achieve long-term growth in stockholder value over the upcoming years.

     The Compensation Committee has determined that the payment of equity based compensation on an annual basis serves as an important motivational tool to assist the Company in increasing stockholder value throughout the year. The Company does not time any equity grants for executive officers or any other employees to coordinate with the release of material non-public information.

     Other Elements

     The executive officers participate or have the opportunity to participate in the same benefit programs offered to the general employee population. No additional benefits are offered to these executive officers. The Company offers all eligible employees the opportunity to participate in the Company's 401(k) plan, the opportunity to purchase Common Stock at a discount through the Company's employee stock purchase plan and a variety of health and welfare benefits. Because the Company has employees located in multiple domestic and international offices, the extent to which a particular employee may take advantage of each of these programs varies from location to location. The Company's executive officers, including the Chief Executive Officer, are all employed in the United States and, therefore, have the opportunity to participate in each of these programs to the fullest extent allowed by the law. The Company has designed each of these programs with the goal of offering its executive officers and other employees a total compensation package that is market competitive.

     401(k) Plan

     The Company offers a match of 50% of the employee's contribution up to a maximum of $500 per year for the 401(k) Program, which match is immediately vested.

     Employee Stock Purchase Plan

     The employee stock purchase plan permits participants to purchase shares of Common Stock at a 15% discount and has been designed to conform to, and is administered in accordance with, applicable tax rules.

     Health and Welfare Benefits

     The Company provides health and welfare benefits that are market competitive. With regard to medical and dental benefits, the Company subsidizes a portion of the premiums owed by the Company to its benefits providers. The balance of these premiums must be paid by the employees. However, the Company assists each employee in paying his or her portion of these premiums by allocating to each employee a sum of money that each employee can use to pay his or her own portion of the premium. The amount of money that each employee receives on an annual basis to pay his or her portion of the premiums is as follows: (i) $2,700 plus (ii) 5% of individual salary or total compensation plan (with the Company recognizing 90% of annual bonuses and/or commissions toward benefit salary for those employees whose target bonus or target commission represents 30% or more of the employee's base salary). The intent of these Company-allocated funds is to help the employees pay some portion of their medical and dental costs (although the employees can also use this pool to pay for other optional company provided benefits). Remaining Company-allocated funds not used to purchase benefits are paid to employees as earnings, with applicable taxes withheld. Highly compensated employees are likely to receive more Company-allocated funds than they would choose to spend on benefits and, therefore, are most likely to receive the balance as earnings.

     The Company also pays for both life insurance and accidental death and dismemberment insurance, each with a coverage amount equal to one times an employee's base salary to a maximum of $100,000. The Company pays for long term disability insurance with a maximum coverage amount of $72,000. The Company also pays short term disability insurance with a maximum coverage amount of $58,500.

Accounting and Tax Treatments of Executive Compensation

     To the extent readily determinable and as one of the factors in its consideration of compensation matters, the Compensation Committee considers the anticipated tax treatment to SPSS and to the executive officers of various payments and benefits. Some types of compensation payments and their deductibility (e.g., the spread on exercise of non-qualified options) depend upon the timing of an executive officer's vesting or exercise of previously granted rights. Interpretations of and changes in the tax laws and other factors beyond the Compensation Committee's control also affect the deductibility of compensation. For these and other reasons, SPSS will not necessarily and in all circumstances limit executive compensation to the amount which is permitted to be deductible as an expense of SPSS under Section 162(m) of the Internal Revenue Code. The Compensation Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

     On December 28, 2006, the Board of Directors increased the exercise price of certain stock options held by certain directors and executive officers of the Company as recommended by the Compensation Committee. This re-pricing was performed so that a 20% excise tax imposed by Section 409A of the Internal Revenue Code would not be applicable to the income realized by such directors and officers upon the exercise of the re-priced options. The re-pricing was completed following the Company's previously disclosed review of its stock option granting practices.

Compensation Consultant and Survey Data

     As noted above, the Compensation Committee annually seeks advice from nationally recognized compensation consultants to advise it with regard to its compensation analysis, to assist it with the design of the Company's compensation program, and to ensure that its compensation practices compare with those of a substantial sample of companies in SPSS's industry. The compensation consultant engaged by the Compensation Committee in 2006 was the Strategic Apex Group. With the assistance of the Strategic Apex Group, the Compensation Committee used two different survey groups to provide a well-rounded view of competitive compensation packages for each executive officer position reviewed. Strategic Apex Group gathered competitive data on total compensation (salary, bonus, long term incentives and executive benefits) from the following survey groups: (i) a combination of several high tech industry surveys (i.e. Radford, Culpepper and Wyatt) which consists of about 150 companies and (ii) the SPSS "peer group" companies, as further described below. In assessing which executive officers had similar responsibilities within these two survey groups, Strategic Apex Group based its matches on job responsibilities and scope and the comparable companies' revenue levels.

     The SPSS "peer group" companies were intended to represent a cross-section of technology companies that had between $200 million and $600 million in revenue, with special attention given to companies in the software sector. The companies deemed to be part of the SPSS "peer group" for 2006 were: Ariba Inc., Vignette Corp, Epicor Software Corp, FileNet Corp, Kronos Inc., Lawson Software Inc., MicroStrategy Inc., TIBCO Software Inc., Transaction Systems Architects Inc., Borland Software Corp, Internet Security Systems Inc., NetIQ Corp, Progress Software Corp, RSA Security Inc., SSA Global Technologies Inc., NAVTEQ Corp, Cabot Microelectronics Corp and Westell Technologies Inc.

     Following this analysis, the Compensation Committee believes that it has established total compensation packages for its executive officers that fall within industry standards.

Stock Ownership Guidelines

     In 2006, the Compensation Committee adopted stock ownership guidelines for its executive officers and directors. Each of the individuals listed below has 4 years to achieve the following stock ownership guidelines:


Executive                 Ownership Guidelines
---------                 --------------------


Jack Noonan               5 times salary
Raymond Panza             3 times salary
Jonathan Otterstatter     3 times salary
John Shap                 2 times salary
Douglas P. Dow            2 times salary


     Stock ownership will be deemed to include direct shares owned, restricted share units, deferred share units, shares held in 401(k) accounts and pre-tax stock option gain (that is, the number of shares that would remain if the executive exercised the option on a cashless basis); however, stock options and restricted stock units that are performance vested will not be considered owned unless the performance vesting criteria have been achieved to the Compensation Committee's satisfaction. The initial measurement period is May 1, 2010 with subsequent measurement periods being May 1st of each year. The measurement date for consideration of any increases in salaries will be the first day of May following the passing of the fourth anniversary of such increase. The price used to measure stock holdings will be the NASDAQ "closing" price on the last trading day prior to May 1st of the relevant year. Consequences for not meeting the stock ownership requirements will be enforced at the discretion of the Compensation Committee based on the facts and circumstances. The Compensation Committee will consider the facts, including the reason for the shortfall, the individual's intentions, ability and near-term likelihood for achieving compliance and then determine what, if any, action should be taken.

     The following table shows the total compensation paid to or earned by our Chief Executive Officer, our Chief Financial Officer and the three other highest paid executive officers of SPSS, other than the Chief Executive Officer and Chief Financial Officer, serving on December 31, 2006, for services rendered to SPSS in all capacities for 2006.

SUMMARY COMPENSATION TABLE


                                                                      NON-EQUITY
                                                STOCK     OPTION    INCENTIVE PLAN     ALL OTHER
NAME AND PRINCIPAL                  SALARY     AWARDS     AWARDS     COMPENSATION    COMPENSATION      TOTAL
POSITION                    YEAR      ($)      ($)(1)     ($)(1)          ($)           ($)(2)          ($)
------------------          ----   --------   --------   --------   --------------   ------------   ----------


Jack Noonan...............  2006   $450,000   $500,548   $901,909     $1,207,853        $37,881     $3,098,191
  President and Chief
  Executive Officer
Raymond H. Panza..........  2006   $400,000   $334,084   $980,211     $  671,030        $26,461     $2,411,786
  Executive Vice
  President, Corporate
  Operations, Chief
  Financial Officer and
  Secretary
Jonathan Otterstatter.....  2006   $325,000   $334,084   $515,377     $  671,030        $24,681     $1,870,172
  Executive Vice President
  and Chief Technology
  Officer
John Shap.................  2006   $250,000   $167,620   $374,739     $  351,085        $25,581     $1,169,025
  Senior Vice President,
  Worldwide Sales
Douglas P. Dow............  2006   $200,000   $100,572   $318,093     $  201,308        $15,606     $  835,579
  Senior Vice President,
  Corporate Development


--------

   (1) The value of these awards represents amounts recognized for financial statement reporting purposes for 2006 in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123R. For a discussion of the assumptions made in calculating the valuation of options for the years ended December 31, 2004, 2005 and 2006, please refer to Note 15 of the Company's financial statements included in its Annual Report on Form 10-K for fiscal year 2006. The assumptions made in calculating the valuation of options for the years ended December 31, 2002 and 2003 were expected volatility, expected dividend yield, expected risk-free interest rate, expected term of options, maximum contractual term and weighted average grant date fair value of options granted. The amounts set forth under the column titled "Stock Awards" relate to grants of restricted share units made in 2006 which are set forth in the "Grants of Plan-Based Awards" table below. The amounts set forth under the column titled "Option Awards" relate to stock option grants made in years prior to 2006.

   (2) Other Compensation Includes:


                                                          Company-Allocated     Insurance
                                                              Funds for          Premiums
                                              Company         Health and       Paid by the
Name                                        401K Match   Welfare Benefits(1)    Company(2)
----                                        ----------   -------------------   -----------


Jack Noonan...............................     $500            $36,900             $481
Raymond H. Panza..........................     $500            $25,480             $481
Jonathan Otterstatter.....................     $500            $23,700             $481
John Shap.................................     $500            $24,600             $481
Douglas P. Dow............................     $500            $14,625             $481


--------

   (1) Consists of an amount equal to $2,700 plus 5% of individual salary or total compensation plan (with SPSS recognizing 90% of annual bonuses and/or commissions toward benefit salary for those employees whose target bonus or target commission represents 30% or more of the employee's base salary).

   (2) The amounts reflected as "Insurance Premiums Paid by the Company" include accidental death and dismemberment insurance, short term disability insurance and long term disability insurance. These amounts exclude health benefits and life insurance premiums that apply equally to both executive officers and non-executive officer employees.

     Employment Agreement with Jack Noonan. SPSS amended and restated its employment agreement with Jack Noonan, the Company's President and Chief Executive Officer, effective as of March 1, 2005. This employment agreement provides the terms of Mr. Noonan's employment with SPSS in these capacities. Unless otherwise terminated, the employment agreement automatically will renew on a yearly basis. The employment agreement provides Mr. Noonan with an annual base salary of $345,000 and an annual incentive bonus target equal to $345,000, subject to review by the Compensation Committee on an annual basis. Effective as of January 1, 2006, the Compensation Committee and the Board agreed to raise Mr. Noonan's annual base salary to $450,000 and his annual incentive bonus target to $450,000 for fiscal year 2006. The employment agreement provides for participation in the SPSS equity incentive plan on the same terms as other executive officers of SPSS. Mr. Noonan is also entitled to reimbursement for all reasonable business expenses, five weeks paid vacation per year, ten days of sick leave per year and participation in the SPSS employee benefit plans on the same terms as other executive officers of SPSS. This employment agreement provides for potential payments upon termination or change-in-control. These potential payments are described further under the section titled "Potential Payments Upon Termination or Change of Control" below. SPSS has agreed to provide Mr. Noonan with directors' and officers' liability coverage both during and after the termination of Mr. Noonan's employment with SPSS (unless Mr. Noonan is terminated for cause).

     Employment Agreement with Raymond H. Panza. Mr. Panza was appointed as the Company's Executive Vice President, Corporate Operations, Chief Financial Officer and Secretary effective as of August 16, 2004. SPSS and Mr. Panza subsequently entered into an employment agreement, dated as of August 16, 2004, that provided the terms of Mr. Panza's employment with SPSS in these capacities. On March 14, 2005, SPSS and Mr. Panza amended and restated this employment agreement, effective as of August 16, 2004. Unless otherwise terminated, the employment agreement automatically will renew on a yearly basis. The employment agreement provides Mr. Panza with an annual base salary of $335,000 and an annual incentive bonus target equal to no less than 40% of his base salary (with actual payout dependent on SPSS performance measured against defined metrics). Effective as of January 1, 2006, the Compensation Committee and the Board agreed to raise Mr. Panza's annual base salary to $400,000 and his annual incentive bonus target to $250,000 for fiscal year 2006. The employment agreement provides for participation in the SPSS equity incentive plan on the same terms as other executive officers of SPSS. Mr. Panza is also entitled to reimbursement for all reasonable business expenses, five weeks paid vacation per year, ten days of sick leave per year and participation in the SPSS employee benefit plans on the same terms as other executive officers of SPSS. This employment agreement provides for potential payments upon termination or change-in-control. These potential payments are described further under the section titled "Potential Payments Upon Termination or Change of Control" below. SPSS has agreed to provide Mr. Panza with directors' and officers' liability coverage both during and after the termination of Mr. Panza's employment with SPSS (unless Mr. Panza is terminated for cause).

GRANTS OF PLAN-BASED AWARDS


                                              ESTIMATED FUTURE PAYOUTS UNDER            ALL OTHER STOCK
                                             NON-EQUITY INCENTIVE PLAN AWARDS          AWARDS: NUMBER OF  GRANT DATE FAIR
                                     -----------------------------------------------  SHARES OF STOCK OR   VALUE OF STOCK
NAME                     GRANT DATE  THRESHOLD ($)(1)  TARGET ($)(2)  MAXIMUM ($)(1)       UNITS (#)         AWARDS(3)
----                     ----------  ----------------  -------------  --------------  ------------------  ---------------


Jack Noonan............  04/27/2006         --            $450,000          --              43,300           $1,501,644
Raymond H. Panza.......  04/27/2006         --            $250,000          --              28,900           $1,002,252
Jonathan Otterstatter..  04/27/2006         --            $250,000          --              28,900           $1,002,252
John Shap..............  04/27/2006         --            $250,000          --              14,500           $  502,860
Douglas P. Dow.........  04/27/2006         --            $ 75,000          --               8,700           $  301,716


--------

   (1) There are no threshold amounts or maximum amounts with respect to non-equity incentive plan awards.

   (2) These amounts represent the annual target incentive award for each named executive officer, one quarter of which relates to each of the Company's 2006 fiscal quarters. The target amounts and performance criteria for the awards are described further under the subsection titled "Incentive Awards" in the "Compensation Discussion and Analysis" above. Amounts actually paid with respect to these awards are set forth in the "Summary Compensation Table," above, under the column titled "Non-Equity Incentive Plan Compensation."

   (3) The grant date fair value of these awards has been computed in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123R. For a discussion of the assumptions made in calculating these valuations, please refer to Note 15 of the Company's financial statements included in its Annual Report on Form 10-K for fiscal year 2006.

     The grants made to each of Mr. Noonan, Mr. Panza, Mr. Otterstatter, Mr. Shap and Mr. Dow on April 27, 2006 were in the form of restricted share units. Each restricted share unit represents the right to receive one share of Common Stock upon vesting. Each of these awards were granted with a two-year cliff vesting provision which provides that 100% of the restricted share units covered by the award will vest on the second anniversary of the date of grant, assuming the executive officer is still employed with the Company on such date. Until the award vests, the executive officers will not have any rights with regard to dividends paid on Common Stock. In the event of a change of control of the Company, any restricted share unit subject to the award that has not been forfeited prior to the change of control and that remains unvested as of the effective date of the change of control will be deemed to be fully vested upon the effective date of the change of control and shall become the right to receive the cash, securities or other property that the Common Stock was converted into or exchanged for in connection with such change in control.

     With regard to the restricted share units granted to Mr. Noonan and Mr. Panza on April 27, 2006, in the event that either Mr. Noonan or Mr. Panza is terminated without good cause or leaves the Company for good reason, any restricted share unit that remains unvested on the termination date shall be deemed to have vested immediately upon the termination date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END


                                                                                                    STOCK AWARDS
                                                                                        ------------------------------------
                                                    OPTION AWARDS
                               ------------------------------------------------------
                                NUMBER OF      NUMBER OF
                                SECURITIES     SECURITIES                                  NUMBER OF        MARKET VALUE OF
                                UNDERLYING     UNDERLYING     OPTION                       SHARES OR      SHARES OF UNITS OF
                               UNEXERCISED    UNEXERCISED    EXERCISE        OPTION         UNITS OF          STOCK THAT
                               OPTIONS (#)    OPTIONS (#)      PRICE       EXPIRATION   STOCK THAT HAVE        HAVE NOT
NAME                           EXERCISABLE   UNEXERCISABLE      ($)           DATE       NOT VESTED (#)      VESTED ($)(7)
----                           -----------   -------------   --------      ----------   ---------------   ------------------


Jack Noonan.................      50,000(1)          --      $ 19.25       01/02/2008        43,300(8)        $1,302,031
                                  50,000(4)          --       $20.50       01/04/2009
                                  50,000(4)          --       $25.25       01/03/2010
                                  49,075(4)          --       $20.625      01/02/2011
                                     925(4)          --       $21.59 (10)  01/02/2011
                                  50,000(4)          --       $22.375      03/01/2011
                                  70,000(3)          --       $19.09       01/02/2012
                                  33,649(3)          --       $14.599      01/01/2013
                                  35,112(3)       1,239       $14.759(10)  01/01/2013
                                   3,144(6)          --       $18.29       08/17/2013
                                  49,610(3)      20,390       $21.10       02/01/2014
                                  35,019(3)      34,981       $15.98       12/20/2014
Raymond H. Panza............      87,660(2)      62,340       $13.82       10/27/2014        28,900(8)        $  869,023
                                   7,504(3)       7,496       $15.98       12/20/2014
                                  12,520(4)      12,480       $15.98       12/20/2014
Jonathan Otterstatter.......       4,722(5)          --       $ 4.50       06/02/2008        28,900(9)        $  869,023
                                  11,667(5)          --       $16.05       02/12/2009
                                  30,000(5)          --       $17.81       04/27/2010
                                  20,000(4)          --       $23.00       02/26/2011
                                  25,000(4)          --       $22.375      03/01/2011
                                  40,000(1)          --       $19.09       01/02/2012
                                  20,064(3)         708       $14.759(10)  01/01/2013
                                  19,228(3)          --       $14.599      01/01/2013
                                  28,348(3)      11,652       $21.10       02/01/2014
                                  20,011(3)      19,989       $15.98       12/20/2014
John Shap...................      14,286(1)      21,114       $17.25       12/16/2013        14,500(9)        $  436,015
                                   4,180(1)      14,570       $16.64       04/18/2015
Douglas P. Dow..............      16,000(1)          --       $14.43       12/17/2012         8,700(9)        $  261,609
                                  18,790(1)       6,210       $17.25       12/16/2013
                                  10,430(1)      14,570       $16.64       04/18/2015


--------

    (1) This option has a 4-year vesting schedule pursuant to which 25% of the shares covered by the option become exercisable on the first anniversary of the grant date, an additional 2.09% of the number of shares originally covered by the option become exercisable on the first day following the conclusion of each month in the second, third and fourth years following the grant date (other than the final month of the fourth year following the grant date) and an additional 1.85% of the number of shares originally covered by the option become exercisable on the first day following the conclusion of the final month of the fourth year following the grant date.

    (2) This option is subject to a following vesting schedule: 25% of the total option became exercisable on August 16, 2005, an additional 2.09% of the number of shares originally covered by the option will become exercisable on the first day following the conclusion of each month in the first, second and third years following August 16, 2005 (other than the final month of the third year following the grant date) and an additional 1.85% of the number of shares originally covered by the option will become exercisable at the conclusion of the final month of the third year following August 16, 2005.

    (3) This option will vest ratably over a four-year period with 2.09% of the total option becoming exercisable on the first day after the conclusion of the first month following the grant date and an additional 2.09% of the shares originally covered by the option becoming exercisable on the first day following the conclusion of each month thereafter.

    (4) This option was granted with a seven-year cliff vesting provision, subject to acceleration if the SPSS Board of Directors determines that certain performance criteria were achieved. The Board determined that the performance criteria were achieved and, therefore, vesting was accelerated pursuant to the following schedule: 25% of the shares covered by the option become exercisable on the first anniversary of the grant date, an additional 2.09% of the number of shares originally covered by the option become exercisable on the first day following the conclusion of each month in the second, third and fourth years following the grant date (other than the final month of the fourth year following the grant date) and an additional 1.85% of the number of shares originally covered by the option become exercisable on the first day following the conclusion of the final month of the fourth year following the grant date.

    (5) These options were granted to Mr. Otterstatter by Showcase Corporation prior to the time that SPSS acquired Showcase Corporation. The vesting schedule of these options was determined by Showcase Corporation. As of the date of this proxy statement, these options are vested in full.

    (6) These options vested immediately upon the date of grant.

    (7) These amounts have been determined by multiplying the closing price of the Common Stock on the Nasdaq Stock Market on December 29, 2006 (the last business day of fiscal year 2006) by the number of restricted share units held by the relevant executive officer.

    (8) The restricted share units held by each of Mr. Noonan and Mr. Panza will vest on April 27, 2008. In the event that either Mr. Noonan or Mr. Panza is terminated without good cause or leaves the Company for good reason, any restricted share unit that remains unvested on the termination date shall be deemed to have vested immediately upon the termination date.

    (9) The restricted share units held by each of Mr. Otterstatter, Mr. Shap and Mr. Dow will vest on April 27, 2008.

   (10) These options were subject to the re-pricing performed during 2006 as further described in the "Compensation Discussion and Analysis" above. In each case, the exercise price per share of the relevant option was increased by $0.965 or less.

OPTION EXERCISES AND STOCK VESTED


                                                            OPTION AWARDS
                            -----------------------------------------------------------------------------
NAME                        NUMBER OF SHARES ACQUIRED ON EXERCISE (#)   VALUE REALIZED ON EXERCISE ($)(1)
----                        -----------------------------------------   ---------------------------------


Jack Noonan..............                     50,000                                 $257,250
Raymond H. Panza.........                        n/a                                      n/a
Jonathan Otterstatter....                      4,667                                 $116,208
John Shap................                     16,850                                 $316,709
Douglas P. Dow...........                     28,000                                 $369,515


--------

   (1) These amounts have been determined by multiplying the aggregate number of stock options exercised by each executive officer during 2006 by the difference between the market price of the Common Stock at exercise and the exercise price of the stock option.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Messrs. Noonan and Panza

     Termination Provisions

     The employment agreements between the Company and each of Messrs. Noonan and Panza, provide that if SPSS terminates either executive's employment without good cause, or either executive terminates his employment for good reason, then the executive will receive (i) full salary and benefits during any required notice period (90 days in the case of a termination by SPSS without good cause),
(ii) all earned but unpaid salary plus any earned and/or awarded but unpaid cash incentive, (iii) a prorated bonus for the fiscal quarter in which his employment was terminated, (iv) accrued vacation pay, (v) reimbursement of expenses, (vi) a lump sum payment equal to 18 months of base salary and bonus payment, (vii) continued benefits, or the functional equivalent of continued benefits, for a period of 36 months following his employment,
(viii) professional outplacement services for 12 months, (ix) continued use of a company mobile telephone, company telephone number and voice mail and company e-mail for a period of not less than 90 days, (x) acceptable employment references from SPSS and (xi) immediate accelerated vesting with regard to all previously unvested stock options owned by the executive or equivalent compensation for such options. In the event of such termination, Messrs. Noonan and Panza will also receive immediate accelerated vesting with regard to all previously unvested restricted share units pursuant to the terms of the restricted share unit agreements between SPSS and each of Mr. Noonan and Mr. Panza.

     For purposes of these employment agreements and these restricted share unit agreements "good cause" means (i) the conviction of a crime involving theft or fraud, (ii) illegal use of a controlled substance, or (iii) the engagement in fraud or embezzlement and "good reason" means (i) a material diminishment of the executive's job assignment, duties, responsibilities or reporting relationships,
(ii) a reduction in the executive's base compensation or total compensation package, including benefit plans and programs, or (iii) a breach of the terms of the agreement by SPSS.

     Estimated payments and benefits under Mr. Noonan's and Mr. Panza's employment agreements and restricted share unit agreements are shown in the table below, assuming termination had occurred on December 29, 2006 without good cause or for good reason and assuming compliance with requisite notice provisions:


                                                              Health and      Outplacement
                                    Cash Payments (1)(2)   Welfare Benefits     Services     Other Benefits(3)
                                    --------------------   ----------------   ------------   -----------------


Jack Noonan.......................       $4,328,185             $23,560          $20,000           $2,459
Raymond H. Panza..................       $2,648,780             $45,287          $20,000           $1,709


--------

   (1) Calculated based on (a) base salary in effect on December 29, 2006 for 18 months, (b) an incentive award equal to the product of six (6) multiplied by the amount of the incentive award each executive officer received for the fourth fiscal quarter of 2006 and (c) an assumption that no earned salary or bonus remains unpaid as of termination date.

   (2) Includes accrued vacation pay in the amount of $34,615 for Mr. Noonan and $38,462 for Mr. Panza. These amounts are also payable in the event of death or disability of the executive.

   (3) Includes (a) the estimated value of basic life insurance, accidental death and dismemberment insurance, short-term disability insurance and long-term disability insurance for 18 months and (b) the continued use of company provided cell phone, office phone and voicemail and company e-mail for 90 days.

     In addition to the payments and benefits described in the previous table, assuming each executive's employment was terminated on December 29, 2006 either by the Company without good cause or by the executive for good reason, all of the executive's stock options and restricted share units not vested as of that date would vest immediately. The total number of unvested stock options and restricted share units and their values as of December 29, 2006 is shown below:


                                 Number of Unvested        Value as of       Unvested        Value as of
                                    Stock Options     December 29, 2006(1)     RSUs     December 29, 2006(2)
                                 ------------------   --------------------   --------   --------------------


Jack Noonan....................        56,610              $  694,751         43,300         $1,302,031
Raymond H. Panza...............        82,316              $1,294,487         28,900         $  869,023


--------

   (1) The amounts have been determined by multiplying the aggregate number of stock options by the difference between $30.07, the closing price of the Common Stock on the Nasdaq Stock Market on December 29, 2006 (the last business day of fiscal year 2006), and the exercise price of the stock options.

   (2) Based on the closing price of the Common Stock on the Nasdaq Stock Market on December 29, 2006, (the last business day of fiscal year 2006).

     Change of Control Provisions

     The employment agreements with Messrs. Noonan and Panza further provide that the executive will be entitled to receive all of the payments and other benefits described above if:

     -  a change of control of SPSS occurs; and

     - within twelve months thereafter, the executive's employment is terminated without good cause, the executive resigns for good reason or there is a constructive termination of the executive's employment.

     A change of control means any of the following:

        (i) the accumulation by any individual, entity or group (A) if not previously owning Common Stock as of the dates of the executives' respective employment agreements, of 15% or more of the shares of the then outstanding Common Stock, or (B) if previously owning Common Stock as of such date, of 50% or more of the shares of the outstanding Common Stock,

       (ii) a merger or consolidation of SPSS in which SPSS does not survive as an independent public company,

      (iii)  a sale of all or substantially all of the assets of SPSS,

       (iv)  a triggering event under the Company's shareholder rights plan, or

        (v)  a liquidation or dissolution of SPSS;

     provided, however, that the following acquisitions shall not constitute a change of control for the purposes of the agreements: (A) any acquisitions of Common Stock or securities convertible into Common Stock directly from SPSS, or (B) any acquisition of Common Stock or securities convertible into Common Stock by any employee benefit plan (or related trust) sponsored or maintained by SPSS.

     A constructive termination means:

        (i) a reduction for a reason other than good cause, in executive's base compensation or total compensation package, including benefit plans and programs, which reduction occurs during any twelve month period beginning on or after the effective date of the change of control and ending on or prior to the later of (x) the second anniversary date of the change of control or (y) the date on which any SPSS stock options and stock appreciation rights then held by the executive become fully vested,

       (ii) any action taken by SPSS or the surviving entity following a change of control, for a reason other than good cause, which results in a material diminishment of the executive's job assignment, duties, responsibilities, or reporting relationships which is inconsistent with his position with SPSS as it existed immediately prior to the change of control, or

      (iii) a change in executive's principal location of employment by more than fifty (50) miles from that location of employment which existed immediately prior to the change of control.

     If the change of control is the result of a transaction between SPSS and another company, then all of the executive's outstanding equity awards, which, as of December 29, 2006, consisted of the stock options and restricted share units described above, would immediately vest and, together with the executive's vested equity awards, would be deemed exercised in full as of the effective date of the change of control.

     If the transaction which results in the change of control is between SPSS and a company whose common stock is not traded on the domestic national stock exchange, then the executive would be entitled to receive a cash payment in exchange for such equity incentive awards. If the transaction which results in the change of control is between SPSS and a company whose common stock is traded on a domestic stock exchange, then the executive would instead be entitled to receive a proportionate share of the consideration paid in the transaction in exchange for such equity incentive awards. Assuming that a change of control occurred on December 29, 2006 and that the consideration paid in such transaction for each share of Common Stock equaled the closing price of the Common Stock on the last business day of 2006, then the executives would be entitled to receive, in exchange for their then outstanding equity awards, the following cash payments, or equivalently valued consideration, as the case may be:



Jack Noonan.................................  $6,915,629
Raymond H. Panza............................  $3,870,123

     Mr. Noonan and Mr. Panza have agreed to preserve as confidential all of the SPSS confidential property and to abstain from competing with SPSS during their employment and for a period of one year after their respective employment ceases.

Other Named Executive Officers

     Messrs. Otterstatter, Shap and Dow are parties to change of control agreements with SPSS that entitle them to certain payments and benefits following a change of control of SPSS.

     These agreements define a change of control to mean

        (i) the accumulation by any individual, entity or group of 50% or more of the shares of the outstanding Common Stock,

       (ii) a merger or consolidation of SPSS in which SPSS does not survive as an independent public company,

      (iii)  a sale of all or substantially all of the assets of SPSS,

       (iv)  a triggering event under the Company's shareholder rights plan,

        (v)  a liquidation or dissolution of SPSS, or

       (vi) individuals who were directors of SPSS on the date of the agreement, or who were subsequently nominated to the board by such individuals, cease to constitute a majority of the Board of Directors.

     provided, however, that the following acquisitions shall not constitute a change of control for the purposes of the agreements: (A) any acquisitions of Common Stock or securities convertible into Common Stock directly from SPSS, or (B) any acquisition of Common Stock or securities convertible into Common Stock by any employee benefit plan (or related trust) sponsored or maintained by SPSS.

     If, within 24 months following a change of control, SPSS (or the surviving entity) terminates the executive's employment without good cause, or a constructive termination of the executive occurs, then the executive will be entitled to receive a cash payment equal to the greater of (i) the executive's cash compensation package (base salary and incentive awards) for the year preceding the change of control and (ii) the total compensation package for the year in which the change of control occurs, as approved by the Board of Directors, SPSS or the surviving entity, as the case may be. In addition, the executive would be entitled to receive, for a period of 18 months, the same health and welfare benefits that he was receiving at the time of his termination. The terms "good cause" and "constructive termination" have the same meanings under these agreements as they do under the employment agreements of Messrs. Noonan and Panza described above.

     Assuming they were terminated on December 29, 2006 following a change of control, Messrs. Otterstatter, Shap and Dow would have been entitled to receive the following cash payments and benefits:


                                                     Cash Payments   Health and Welfare Benefits
                                                     -------------   ---------------------------


Jonathan Otterstatter..............................     $996,030               $20,758
John Shap..........................................     $601,085               $22,643
Douglas P. Dow.....................................     $401,308               $ 6,526


     Upon the occurrence of a change of control, as provided in each of the agreements between SPSS and Messrs. Otterstatter, Shap and Dow, the outstanding equity awards of these executives would be treated in the same fashion as described above under the description of the employment agreements of Messrs. Noonan and Panza. If the change of control is the result of a transaction between SPSS and another company, then all of the executive's outstanding equity awards, which, as of December 29, 2006, consisted of the stock options and restricted share units listed below, would immediately vest and, together with the executive's vested equity awards, would be deemed exercised in full as of the effective date of the change of control.

                                 Number of Unvested        Value as of       Unvested        Value as of
                                    Stock Options     December 29, 2006(1)     RSUs     December 29, 2006(2)
                                 ------------------   --------------------   --------   --------------------


Jonathan Otterstatter..........        32,349               $397,004          28,900          $869,023
John Shap......................        35,684               $466,357          14,500          $436,015
Douglas P. Dow.................        20,780               $275,287           8,700          $261,609


--------

   (1) The amounts have been determined by multiplying the aggregate number of stock options by the difference between $30.07, the closing price of the Common Stock on the Nasdaq Stock Market on December 29, 2006 (the last business day of fiscal year 2006), and the exercise price of the stock options.

   (2) Based on the closing price of the Common Stock on the Nasdaq Stock Market on December 29, 2006, (the last business day of fiscal year 2006).

     Assuming that a change of control occurred on December 29, 2006 and that the consideration paid in such transaction for each share of Common Stock equaled the closing price of the Common Stock on the last business day of 2006, then the executives would be entitled to receive, in exchange for their then outstanding equity awards, the following cash payments, or equivalently valued consideration, as the case may be:



Jonathan Otterstatter.......................  $3,832,027
John Shap...................................  $1,141,656
Douglas P. Dow..............................  $1,168,099


DIRECTOR COMPENSATION


NAME (1)                   FEES EARNED OR PAID IN CASH ($)   STOCK AWARDS ($)(3)(4)   OPTION AWARDS ($)(3)(4)   TOTAL ($)
--------                   -------------------------------   ----------------------   -----------------------   ---------


William B. Binch........               $ 58,750                      $30,012                  $ 74,150           $162,912
Michael D. Blair........               $ 62,917                      $30,012                  $ 74,150           $167,079
Promod Haque(2).........               $ 11,667                          n/a                       n/a           $ 11,667
Kenneth H. Holec........               $ 30,000                      $30,012                  $ 74,150           $134,162
Michael E. Lavin........               $ 50,000                      $30,012                  $148,888           $228,900
Merritt Lutz............               $ 45,000                      $30,012                  $ 74,150           $149,162
Norman H. Nie...........               $110,000                      $30,012                  $ 74,150           $214,162
Charles R. Whitchurch...               $ 70,000                      $30,012                  $100,865           $200,877


--------

   (1) Jack Noonan serves as the Company's President and Chief Executive Officer. Mr. Noonan is compensated for his role as the President and Chief Executive Officer of SPSS, and receives no additional compensation for his services as a director of SPSS. As such, Mr. Noonan's compensation for fiscal year 2006 is fully reflected in the Summary Compensation Table, above.

   (2) Dr. Haque received no equity awards from the Company during fiscal year 2006 because his term as a director of SPSS ended on April 27, 2006.

   (3) The value of these awards represents amounts recognized for financial statement reporting purposes for 2006 in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123R. For a discussion of the assumptions made in calculating these valuations, please refer to Note 15 of the Company's financial statements included in its Annual Report on Form 10-K for fiscal year 2006. The amounts set forth under the column titled "Stock Awards" relate to grants of restricted share units made in 2006 which are further discussed below. The amounts set forth under the column titled "Option Awards" relate to stock option grants made in 2006 which are further discussed below as well as stock option grants made in years prior to 2006.

   (4) Each non-employee director had the following equity awards outstanding at fiscal year end:


                                                                          Aggregate Number of
                                                Aggregate Number of           Stock Awards
                                           Option Awards Outstanding at      Outstanding at
Name                                             December 31, 2006         December 31, 2006
----                                       ----------------------------   -------------------


William B. Binch.........................             35,000                      894
Michael D. Blair.........................             50,000                      894
Kenneth H. Holec.........................              5,000                      894
Michael E. Lavin.........................             15,000                      894
Merritt Lutz.............................             20,000                      894
Norman H. Nie............................             70,000                      894
Charles R. Whitchurch....................             25,000                      894


     The non-employee directors serving on the Board are entitled to receive cash compensation pursuant to the Company's standard Board compensation arrangements set forth below.

     - The Chairman of the Board is entitled to receive $80,000 annually for services rendered in this capacity. All non-employee directors serving on the Board, including the Chairman, are each entitled to receive $30,000 annually for their Board service. During fiscal year 2006, Norman Nie received $110,000 for both his service as Chairman of the Board and his service as a member of the Board. William Binch, Michael Blair, Kenneth Holec, Michael E. Lavin, Merritt Lutz and Charles R. Whitchurch each received $30,000 for Board service during fiscal year 2006. Promod Haque's term as a member of the Board expired on April 27, 2006 and, therefore, Dr. Haque received $10,000 for his Board service during fiscal year 2006.

     - The Board's Lead Director is entitled to receive $20,000 annually for services rendered in this capacity. Mr. Binch was appointed as lead director in February 2006 and, therefore, received $18,333 for his service as the Lead Director during fiscal year 2006.

     - The Chairman of the Audit Committee is entitled to receive $40,000 annually for services rendered in this capacity, and the additional members of the Audit Committee are each entitled to receive $20,000 annually for their service as Audit Committee members. During fiscal year 2006, Mr. Whitchurch received $40,000 for his service as the Chairman of the Audit Committee. Mr. Blair and Mr. Lavin each received $20,000 for their service as members of the Audit Committee during fiscal year 2006.

     - The Chairman of the Compensation Committee is entitled to receive $10,000 annually for services rendered in this capacity, and the additional members of the Compensation Committee are each entitled to receive $5,000 annually for their service as Compensation Committee members. Mr. Binch served as the Chairman of the Compensation Committee from January 1, 2006 through February 2, 2006 and a member of the Compensation Committee for the balance of the 2006 fiscal year. Mr. Binch received $5,416 for his service in these capacities. Mr. Blair served as a member of the Compensation Committee for the full 2006 fiscal year, but was appointed to serve as the Chairman of the Compensation Committee on February 2, 2006. Mr. Blair received $9,583 for his service in these capacities. Mr. Lutz received $5,000 for his service as a member of the Compensation Committee during fiscal year 2006.

     - The Chairman of the Nominating Committee is entitled to receive $10,000 for services rendered in this capacity, and the additional members of the Compensation Committee are each entitled to receive $5,000 annually for their service as Nominating Committee members. During fiscal year 2006, Mr. Lutz received $10,000 for service as the Chairman of the Nominating Committee. During fiscal year 2006, Mr. Binch received $5,000 for his service as a member of the Nominating Committee. Dr. Haque served as a member of the Nominating Committee from January 1, 2006 through April 27, 2006 and, therefore, received $1,667 for his service in this capacity. Mr. Blair was appointed to serve as a member of the Nominating Committee on April 27, 2006 and, therefore, received $3,333 for his service in this capacity during fiscal year 2006.

     In addition to the cash compensation set forth above, each non-employee director is entitled to receive the following formula grants under the Company's Second Amended and Restated 2002 Equity Incentive Plan:

     - Non-employee directors are entitled to receive an option to purchase 10,000 shares of Common Stock upon their initial election or appointment to the Board, which option vests ratably over a three-year period. Further, each non-employee director is entitled to receive an option to purchase 5,000 shares of Common Stock on the first business day of the first month following each year's annual meeting of stockholders held for the purpose of electing directors, which option vests in full upon the date of grant. Options issued pursuant to both of these formula grants have a term of 10 years and an exercise price equal to the closing price of Common Stock on the date of grant.

       During fiscal year 2006, the Company did not have any new non-employee directors. Each non-employee director received his annual option to purchase 5,000 shares of Common Stock on May 1, 2006 with an exercise price of $33.57 (the closing price of the Common Stock on May 1, 2006). These options vested in full on the date of grant and will expire on April 30, 2016.

     - Non-employee directors are entitled to receive a deferred share unit award on the initial date that such non-employee director is first elected or appointed as a new director of SPSS. Further, each non-employee director is entitled to receive a deferred share unit award on the first business day of the first month following each year's annual meeting of stockholders held for the purpose of electing directors.

       The number of deferred share units awarded in connection with both of these formula grants is generally determined by dividing $30,000 by the fair market value of a single share of Common Stock as of the award date and rounding up to the nearest whole number. 50% of a non-employee director's deferred share units will be paid on the date on which the non-employee director separates from service with SPSS, and the remaining 50% on the date which is six months after the date on which the non-employee director separates from service with the Company. Deferred share units are 100% vested and nonforfeitable on the date of grant, provided, however, that if a non-employee director is dismissed from the Board for cause or engages in any activity within the six months following separation from service with SPSS that otherwise would have resulted in dismissal from the Board for cause, then the director will immediately forfeit its deferred share units.

       During fiscal year 2006, the Company did not have any new non-employee directors. Each non-employee director received a grant of 894 deferred share units on May 1, 2006. This figure was calculated by dividing $30,000 by $33.57 (the closing price of the Common Stock on May 1, 2006) and rounding up to the nearest whole number. The market value of these deferred share units as of December 29, 2006 (the last business day of fiscal year 2006) was $30.07 per share.

     The directors are subject to stock ownership guidelines. The stock ownership guidelines applicable to the directors are similar to the guidelines described in the Compensation Discussion and Analysis with regard to the Company's executive officers. Each director has four years to achieve stock ownership equal to five (5) times the annual fixed retainer earned by each director for his Board service. For purposes of these guidelines, the term "retainer" refers to the fixed amount of compensation that all Board members receive for their service on an annual basis ($30,000 cash plus $30,000 cash value of the annual deferred share unit grants, excluding committee fees and the value of annual option awards). The section of the "Compensation Discussion and Analysis" titled "Stock Ownership Guidelines" further describes the terms of these guidelines.

     Each director is also reimbursed by SPSS for all reasonable expenses incurred in connection with services provided as a director.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Transactions with Virtela Communications Inc. Promod Haque, a former member of the Board whose term expired at the 2006 Annual Meeting of Stockholders on April 27, 2006, is also the managing partner of Norwest Venture Partners and a member of the Board of Directors of Virtela Communications Inc. Norwest Venture Partners owns approximately 37% of the voting stock of Virtela (approximately 30% of the stock on a fully diluted basis). By virtue of Dr. Haque's relationship with Norwest, Dr. Haque has an indirect interest in Virtela. SPSS receives various networking services from Virtela. During fiscal year 2006, SPSS paid approximately $658,147 to Virtela as consideration for these services. Dr. Haque did not receive and will not receive any direct remuneration in connection with the Company's transactions with Virtela.

     Transactions with Persistent Systems, Inc. Dr. Haque is also a member of the Board of Directors of Persistent Systems, Inc. Norwest Venture Partners, of which Dr. Haque is a managing partner, owns approximately 19% of the voting stock of Persistent (approximately 15% of the stock on a fully diluted basis). By virtue of Dr. Haque's relationship with Norwest, Dr. Haque has an indirect interest in Persistent. SPSS receives development outsourcing services from Persistent. During fiscal year 2006, SPSS paid $2,368,280 to Persistent as consideration for these services. Dr. Haque did not receive and will not receive any direct remuneration in connection with the Company's transactions with Persistent.

     The Board has implemented procedures for the review, approval or ratification of all related party transactions. These procedures are administered by the Audit Committee of the Board of Directors and are included in the Audit Committee Charter. A complete copy of the Audit Committee Charter, as amended, is posted on the Company's website at http://www.spss.com. The Company will furnish a copy of the Audit Committee Charter to any person, without charge, upon written request directed to the Secretary of the Company at the Company's principal executive offices. Pursuant to these procedures, the Audit Committee reviews and approves all related party transactions and conflicts of interest questions between Board members or management, on the one hand, and the Company, on the other hand. To this end, at each regular meeting of the Audit Committee, the Audit Committee requests that management provide it with facts surrounding any proposed transactions that would either qualify as related party transactions and/or may present conflict of interest questions. These facts include (A) the nature and the amount of the proposed transaction,
(B) the name of the third party entity that will be a party to the proposed transaction and (C) the name of the individual or entity that has an interest in the proposed transaction, the nature of such interest and the amount of such interest. The Audit Committee reviews each of these proposed transactions and decides whether to approve such transactions. The Committee will approve only those transactions which are not contrary to the best interests of the Company. The Audit Committee adopted these procedures in October 2006. Prior to adoption, these procedures were followed with regard to the transaction with Persistent. The pre-approval procedures were not followed with regard to the transaction with Virtela. The Audit Committee, however, subsequently ratified the transaction after being informed of both Dr. Haque's relationship with Virtela and the details of the transaction with Virtela.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

Director Independence


                            MEMBER OF THE      MEMBER OF THE         MEMBER OF THE           MEMBER OF THE         INDEPENDENCE
NAME                     BOARD OF DIRECTORS   AUDIT COMMITTEE   COMPENSATION COMMITTEE   NOMINATING COMMITTEE        STATUS(1)
----                     ------------------   ---------------   ----------------------   --------------------   ------------------


William B. Binch......   X -  Lead Director                                X                       X              Independent(2)
Michael D. Blair......            X                  X               X -  Chairman                 X                Independent
Kenneth H. Holec......            X                                                                               Independent(3)
Michael E. Lavin......            X                  X                                                              Independent
Merritt Lutz..........            X                                        X                 X -  Chairman          Independent
Norman H. Nie.........            X                                                                             Not Independent(4)
Jack Noonan...........            X                                                                             Not Independent(5)
Charles R.
  Whitchurch..........            X            X -  Chairman                                                        Independent


--------

   (1) Each year, the Board reviews the relationships that each member of the Board has with SPSS. A Board member qualifies as an "independent director" if (a) the Board member does not maintain any of the specified relationships that prevent independence under the Nasdaq Stock Market listing standards and (b) the Board determines that such Board member has no relationship which would otherwise interfere with the exercise of independent judgment in carrying out the responsibilities of a director. A Board member qualifies as an independent committee member if (a) the Board member does not maintain any of the specified relationships that prevent independence under the Nasdaq Stock Market listing standards for such committee and (b) the Board determines that such committee member has no relationship which would otherwise interfere with the exercise of independent judgment in carrying out the responsibilities of a member of such committee. The Board concluded that none of the directors who are deemed "independent" possess the specified relationships that prevent independence under the Nasdaq Stock Market listing standards and none of these directors has any other relationship that the Board believes would interfere with the exercise of independent judgment in carrying out his responsibilities as a member of the Board or a committee, as applicable. In making this determination, in addition to the specific transactions detailed below, the Board considered ordinary course business engagements in amounts that did not exceed $200,000 in any of the past three fiscal years between SPSS and companies with which each of Mr. Binch, Mr. Holec, Mr. Lavin, Mr. Lutz or Dr. Nie are affiliated, but not as executive officers.

   (2) In determining whether Mr. Binch meets the applicable independence standards, the Board noted that Mr. Binch is a director of Saama Technologies, Inc., to which SPSS has paid over $500,000 for services in each of the past three fiscal years. The Board also considered Mr. Binch's prior directorship with Stellent Inc., to which SPSS paid over $200,000 for services in one of the past three fiscal years.

   (3) In determining whether Mr. Holec meets the applicable independence standards, the Board considered Mr. Holec's prior directorship with Stellent Inc., to which SPSS paid over $200,000 for services in one of the past three fiscal years.

   (4) When determining whether Dr. Nie meets the applicable independence standards, the Board noted that, until December 31, 2005, SPSS maintained a consulting agreement with Dr. Nie in which Dr. Nie received more than $60,000 annually for his services as a consultant to SPSS. The Board also considered Dr. Nie's directorship with Knowledge Networks which paid SPSS over $200,000 in one of the past three fiscal years.

   (5) Mr. Noonan is not independent because he is employed as the President and Chief Executive Officer of SPSS.

Meetings

     The Board held six meetings during 2006 including both regular and special meetings. During 2006 no Director attended fewer than 75% of the aggregate of all Board meetings, and all meetings of the Board committees of which he was a member, held while serving as a Director.

     The Board maintains a policy that all Directors are strongly encouraged to attend each of the Company's Annual Meetings of Stockholders. In 2006, seven of the eight members of the Board attended the Annual Meeting of Stockholders.

     In accordance with the rules established by the Nasdaq Stock Market, SPSS maintains a policy that regularly scheduled executive sessions of independent Board members should be held at every regular meeting of the Board. Pursuant to this policy, the independent Board members attend multiple executive sessions throughout the year at which only the independent Board members are present. These executive sessions are led by the Board's Lead Director, William Binch. As Lead Director, Mr. Binch's duties include serving as the chairman of executive sessions of independent Board members, consulting with the Chairman of the Board in planning Board meetings, serving as a conduit between the independent Board members and SPSS management when the Board is not in session, receiving communications directed to the independent Board members and such other duties as the Board may delegate from time to time.

Board Committees

     The Board maintains three standing committees: the Audit Committee, the Compensation Committee and the Nominating Committee. Each committee operated pursuant to a written charter. A copy of each charter is posted on the Company's website at http://www.spss.com. The Company will furnish a copy of each charter to any person, without charge, upon written request directed to the Secretary of the Company at the Company's principal executive offices.

     Audit Committee. The members of the Audit Committee are Charles R. Whitchurch, Michael Blair and Michael E. Lavin. Mr. Whitchurch serves as the Chairman of the Audit Committee. The Board has determined that each of Mr. Whitchurch, Mr. Blair and Mr. Lavin has sufficient knowledge and literacy in financial and accounting matters to serve on the Audit Committee. The Board has also determined that each of Mr. Whitchurch and Mr. Lavin qualifies as an "audit committee financial expert." The Board has determined that Mr. Whitchurch, Mr. Blair and Mr. Lavin satisfy the definition of independence under both the Nasdaq Stock Market listing standards and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     The Audit Committee met ten times during the fiscal year ended December 31, 2006. These meeting included regular Audit Committee meetings and special Audit Committee meetings. The purpose of the Audit Committee is to oversee the accounting and financial reporting process of SPSS and the Company's financial audits. The Audit Committee Charter specifies that the functions of the Audit Committee include (a) assisting the Board in its oversight of the quality and integrity of the Company's internal controls over financial reporting and internal audit function, (b) the appointment, replacement, compensation and oversight of the Company's independent auditors, (c) approving services provided by the Company's independent auditors before those services are rendered and evaluating the possible effect the performance of such services will have on the auditors' independence, (d) reviewing the Company's financial disclosure documents and discussing these documents with both management and the Company's independent auditors prior to public release, (e) establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, (f) discussing with management the Company's process for managing business and financial risk, (g) approving related party transactions and conflict of interest questions and (h) assisting the Company in complying with significant applicable legal, ethical and regulatory requirements.

  Report of the SPSS Audit Committee

     The Audit Committee of the Board consists of three independent directors, as required by the Nasdaq Stock Market listing standards. The members of the Audit Committee are Mr. Charles R. Whitchurch, Mr. Michael Blair and Mr. Michael
E. Lavin. The Audit Committee operates under a written charter adopted by the Audit Committee and ratified by the Board. A complete copy of the Audit Committee Charter, as amended, is posted on the Company's website at http://www.spss.com.

     The Audit Committee is responsible for overseeing and monitoring management's implementation of the Company's accounting and financial reporting process and financial audits. In discharging its oversight role, the Audit Committee reviewed the audited consolidated financial statements of SPSS as of and for the year ended December 31, 2006. Management of SPSS is responsible for the Company's consolidated financial statements and reporting process, including the system of internal controls. Grant Thornton LLP, the Company's registered independent public accounting firm, is responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.

     The Audit Committee also met and held discussions with management, the Company's internal auditors and Grant Thornton. The Audit Committee reviewed and discussed the Company's consolidated financial statements with management and Grant Thornton, and management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with United States generally accepted accounting principles. The Audit Committee met privately with Grant Thornton, and discussed issues deemed significant by the auditor, including those required by Statement on Auditing Standards No. 61. In addition, the Audit Committee received from Grant Thornton the written disclosures and the letter required by the Independence Standards Board Standard No. 1 and the Audit Committee has discussed with Grant Thornton its independence from SPSS and its management.

     Based on the Audit Committee's discussions with management, the Company's internal auditors and Grant Thornton, and the Audit Committee's review of management's representations and Grant Thornton's disclosures made to the Audit Committee, the Audit Committee recommended to the Board that the audited consolidated financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission. The Audit Committee has also selected Grant Thornton LLP as the Company's independent auditors for fiscal year 2007.

                                        BY THE AUDIT COMMITTEE

                                        Charles R. Whitchurch
                                        Michael Blair
                                        Michael E. Lavin

     Nominating Committee. The members of the Nominating Committee are Merritt Lutz, William Binch and Michael Blair. From January 1, 2006 to April 27, 2006, the members of the Nominating Committee were Merritt Lutz, William Binch and Promod Haque. Because Dr. Haque's term as a director of SPSS expired on April 27, 2006, he no longer served as a member of the Nominating Committee as of such date. On April 27, 2006, the Board appointed Mr. Blair to serve as the third member of the Nominating Committee. Mr. Lutz serves as the chairman of the Nominating Committee. Mr. Lutz, Mr. Binch and Mr. Blair qualify as independent under the Nasdaq Stock Market listing standards.

     The Nominating Committee met two times during the fiscal year ended December 31, 2006. The Nominating Committee operates under a written charter adopted by the Nominating Committee and ratified by the Board. This charter specifies that the functions of the Nominating Committee include: (a) establishing criteria for selecting new Board members, (b) reviewing the qualifications, participation and contribution of incumbent Board members, (c) establishing criteria for selecting members of the Board committees and (d) recommending slates of directors to be elected as members of each Board committee.

     In carrying out its responsibilities regarding director nominations, the Nominating Committee will consider candidates suggested by SPSS stockholders. Suggestions for candidates must be made by writing to the Nominating Committee, care of the Corporate Secretary of the Company at the Company's principal executive offices. Nominations must be submitted in a manner consistent with the Company's By-laws. The Company will furnish a copy of the By-laws to any person, without charge, upon written request directed to the Secretary of the Company at the Company's principal executive offices. Each candidate suggestion made by an SPSS stockholder must include the following:

     - the candidate's name, contact information, detailed biographical material, qualifications and an explanation of the reasons why the stockholder believes that this candidate is qualified for service on the Board;

     - all information relating to the candidate that is required to be disclosed in solicitations of proxies for elections of directors in an election contest, or as otherwise required, under the securities laws;

     - a written consent of the candidate to being named in a Company proxy statement as a nominee and to serving as a director if elected; and

     - a description of any arrangements or undertakings between the stockholder and the candidate regarding the nomination.

     The Nominating Committee will evaluate all stockholder-recommended candidates on the same basis as any other candidate.

     Each Board nominee must, at a minimum, meet the criteria that the Nominating Committee believes must be met by all members of the Board. Members of the Board must:

     - have strength of character, the highest professional and personal ethics, and values consistent with the longstanding values of the Company;

     - have broad business or other experience that will increase the overall effectiveness of the Board and allow insight based on experience;

     - be committed to enhancing stockholder value; and

     - have sufficient time to carry out their duties.

     In evaluating candidates for membership on the Board, the Nominating Committee considers each of the above factors. In addition, the Nominating Committee takes into account issues of integrity, judgment, independence, financial literacy and the extent to which a particular candidate would fill a present need on the Board. The Nominating Committee also reviews and determines whether existing members of the Board should be nominated for re-election based on the needs of the Board.

     Merritt Lutz, Kenneth Holec and Michael E. Lavin constitute the members of the class of directors with a term that expires at the Annual Meeting. Mr. Holec has decided not to stand for re-election to the Board in order to devote more time to his other business ventures. Following Mr. Holec's decision, the Board resolved to reduce the total number of Board members from eight members to seven members, effective as of the date of the Annual Meeting, thereby reducing the class of directors to be elected at the Annual Meeting from three members to two members. The Nominating Committee nominated Mr. Lutz and Mr. Lavin for re-election to the Board at the Annual Meeting. The full Board ratified the nomination of Mr. Lutz and Mr. Lavin.

     The Nominating Committee's process for identifying and evaluating Board nominees includes a regular review of the size and composition of the full Board. In the event that vacancies on the Board are anticipated, or otherwise arise, the Nominating Committee considers various potential candidates for director. Candidates may be suggested to the Nominating Committee through current members of the Board, management, stockholders and other appropriate sources. As necessary and appropriate, the Company may retain the services of an executive search firm to assist in the identification of future director candidates. The Nominating Committee evaluates all of these candidates using the qualifications and standards discussed above. The Nominating Committee evaluates candidates at regular or special meetings called at any point during the year.

     Compensation Committee. The members of the Compensation Committee are Michael Blair, William Binch and Merritt Lutz. Mr. Blair serves as the Chairman of the Compensation Committee. Each of Mr. Blair, Mr. Binch and Mr. Lutz qualifies as independent under the Nasdaq Stock Market listing standards.

     The Compensation Committee met eight times during the fiscal year ended December 31, 2006. The Compensation Committee operates under a written charter adopted by the Compensation Committee and ratified by the Board. This charter specifies that the functions of the Compensation Committee include (a) assisting the Board in developing and evaluating potential candidates for executive positions, (b) reviewing director compensation and recommending changes, as appropriate, (c) evaluating the Chief Executive Officer's performance and establishing a compensation package for the CEO based on such performance, (d) developing an executive compensation structure for the Company's other executive officers, (e) reviewing compensation decisions made by the Company's Chief Executive Officer with respect to other officers and employees of the Company and (f) reviewing and administering the Company's equity incentive plans and stock purchase program.

     The primary role of the Compensation Committee is to administer the Company's compensation program. The design, objectives and elements of the executive compensation program are described in detail in the "Compensation Discussion and Analysis" above. Under the terms of its charter, the Compensation Committee has the power and authority to evaluate and make recommendations to the full Board with regard to a compensation structure for Company's directors, Chief Executive Officer and other executive officers. The Compensation Committee recommends to the Board only those proposals that have been approved by a majority of the Compensation Committee members.

     The Compensation Committee generally makes its compensation decisions within the first half of each fiscal year. However, as discussed in the "Compensation Discussion and Analysis" above, the Company's executive compensation structure is designed to motivate executive officers to continuously improve the overall performance and profitability of SPSS. Therefore, the Compensation Committee must evaluate the achievement of established business objectives and performance goals throughout the entire year or, at least, on a quarterly basis. As such, the administration of the compensation program is a year-round process.

     Prior to making any executive compensation decisions, the Compensation Committee considers (a) compensation recommendations made by management, (b) compensation recommendations made by compensation consultants and (c) its own evaluation of key compensation elements.

          The Role of Management

     Mr. Noonan, the Company's Chief Executive Officer, provides the Compensation Committee with an evaluation of the performance of the Company's executive officers other than himself. Mr. Noonan then makes recommendations to the Compensation Committee with regard to compensation packages to be received by these executive officers. The other executive officers do not participate in making specific compensation recommendations, but they do assist the Compensation Committee in designing the business goals on which financial performance measures are based.

          The Role of Committee Advisors

     The Compensation Committee Charter affords the Compensation Committee the sole discretion and authority to engage any consultants or advisors it deems appropriate. SPSS pays any fees incurred with regard to the engagement of such advisors. During the first fiscal quarter of 2006, the Compensation Committee engaged Strategic Apex Group, a nationally recognized compensation consultant, to advise it with regard to its compensation analysis. Strategic Apex Group was deemed to be independent and performed no other work for the Company. Strategic Apex Group was asked to make compensation recommendations with regard to the Company's Chief Executive Officer and next four highest paid executive officers based on the compensation levels of individuals holding similar positions at the SPSS "peer group" companies. The Compensation Committee authorized Strategic Apex Group to work directly with the Company's Vice President, Worldwide Human Resources to gather information necessary to make these recommendations. Strategic Apex Group reported its findings directly to the Compensation Committee.

          The Committee's Evaluation

     The Committee meets in executive session each year to consider compensation recommendations made by the Company's Chief Executive Officer, to review the report provided to it by its compensation consultant and to assess its own evaluation of management's performance throughout the past year. The Compensation Committee then establishes a recommended executive compensation structure for the current year to be presented to the full Board for review and approval.

     Compensation Committee Interlocks and Insider Participation. Michael Blair, William Binch and Merritt Lutz were directors and members of the Compensation Committee during fiscal year 2006. The Compensation Committee members have no interlocking relationships, as defined by the Securities and Exchange Commission. None of the members of the Compensation Committee has ever been an officer or employee of SPSS or any of its subsidiaries.

     Compensation Committee Report

     The Compensation Committee has reviewed and has met with management to discuss the Compensation Discussion and Analysis that appears in this Proxy Statement. Based on both the Compensation Committee's review of and the Compensation Committee's discussions with management regarding the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K for fiscal year 2006 and the Company's Proxy Statement for its 2007 Annual Meeting of Stockholders.

                                        BY THE COMPENATION COMMITTEE

                                        Michael Blair
                                        William Binch
                                        Merritt Lutz

Stockholder Communications with the Board

     The Board has implemented a process pursuant to which SPSS stockholders may send communications to the Board. This policy, titled "Communications with the Board of Directors," was unanimously approved by the Company's independent directors. A copy of this policy is posted on the Company's website at http://www.spss.com.

     Pursuant to this policy, SPSS stockholders may, at any time, direct communications to the Board through the Board's Audit Committee. The contact information for each Audit Committee member is listed in the policy. A stockholder communication may be submitted on an anonymous basis. After a stockholder communication is submitted to the Audit Committee, the Audit Committee will respond in the following manner. Within five business days following the receipt of a stockholder communication, the Audit Committee will hold a meeting via telephone to initiate a preliminary evaluation of the stockholder communication and may consult, as appropriate, with any advisors to the Audit Committee. If no further investigation or discussion is required, the Audit Committee will (a) report the contents of the stockholder communication and the Audit Committee's response to the entire Board at the next regularly scheduled Board meeting; and (b) respond to the Stockholder Communication in writing, if the stockholder communication requests a written response and provides a clear and accurate mailing address to which such response should be directed. If the Audit Committee determines that the stockholder communication warrants further investigation, the Audit Committee will (a) proceed with a further investigation of the matters raised by the stockholder communication; (b) maintain an official record of each investigation, (c) upon completion of the investigation, inform the Board (through written correspondence or at a meeting of the Board) of its conclusion and recommended course of action; and (d) follow the procedures set forth in the SPSS Code of Business Conduct and Ethics in taking any necessary remedial action.

     Additionally, interested persons may communicate, on an anonymous and confidential basis, with the independent Board members by contacting the Board's Lead Director. The Lead Director's contact information is listed in the policy. Finally, at each Annual Meeting of Stockholders, SPSS stockholders will have the opportunity to direct questions to the Board.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table shows the number and percentage of shares of Common Stock beneficially owned by each person known by SPSS to own beneficially more than 5% of the outstanding shares of Common Stock. Unless otherwise indicated in a footnote, each person possesses sole voting and investment power with respect to the shares indicated as beneficially owned.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


                                                          SHARES BENEFICIALLY
                                                                 OWNED
                                                          -------------------
NAME                                                        NUMBER    PERCENT
----                                                      ---------   -------


T. Rowe Price Associates, Inc.(1)(5)....................  2,073,925    10.44%
Daruma Asset Management, Inc.(2)(5).....................  1,467,150     7.39%
Brown Capital Management, Inc.(3)(5)....................  1,464,195     7.37%
Barclays Global Investors, NA(4)(5).....................  1,374,297     6.92%


--------

   (1) These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The information regarding these securities was taken from the
       Schedule 13G/A dated February 14, 2007 and filed with the Securities and Exchange Commission by T. Rowe Price Associates, Inc. on February 14, 2007.

   (2) Daruma Asset Management, Inc. is the beneficial owner of 1,467,150 shares of Common Stock and an investment advisor in accordance with Section 203 of the Investment Advisers Act of 1940, as amended. This information was taken from the Schedule 13G/A dated February 13, 1007 and filed with the Securities and Exchange Commission by Daruma Asset Management, Inc. on February 13, 2007. Mariko O. Gordon owns in excess of 50% of the outstanding voting stock and is the president of Daruma and, therefore, may be deemed to be the beneficial owner of these shares.

   (3) Brown Capital Management, Inc. is the beneficial owner of 1,464,195 shares of Common Stock and an investment advisor in accordance with
       Section 203 of the Investment Advisers Act of 1940, as amended. This information was taken from the Schedule 13G/A dated December 31, 2006 and filed with the Securities and Exchange Commission by Brown Capital Management, Inc. on February 1, 2007.

   (4) Barclays Global Investors, NA is the beneficial owner of 1,374,297 shares of Common Stock and a bank as defined in Section 3(a)(6) of the Exchange Act. This information was taken from the Schedule 13G dated January 31, 2007 and filed with the Securities and Exchange Commission by Barclays Global Investors, NA on January 23, 2007.

   (5) The business address for Brown Capital Management, Inc. is 1201 N. Calvert Street, Baltimore, Maryland 21202. The business address for the
       T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, Maryland 21202. The business address for Daruma Asset Management, Inc. is 80 West 40th Street, 9th Floor, New York, New York 10018. The business address for Barclays Global Investors, NA is 45 Fremont Street, San Francisco, California 94105.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table shows, as of March 12, 2007, the number and percentage of shares of Common Stock beneficially owned by each director of SPSS and each director nominee, each named executive officer of SPSS and all directors and executive officers of SPSS as a group. Unless otherwise indicated in a footnote, each person possesses sole voting and investment power with respect to the shares indicated as beneficially owned.


                                                                SHARES BENEFICIALLY
                                                                       OWNED
                                                                -------------------
NAME                                                              NUMBER    PERCENT
----                                                            ---------   -------


Norman H. Nie, individually, as Trustee of the Norman H. Nie
  Revocable Trust and as a Director and President of the
  Norman and Carol Nie Foundation, Inc.(1)(14)................    510,116     2.56%
Jack Noonan(2)(14)............................................    553,242     2.72%
Raymond H. Panza(3)(14).......................................    125,656        *
Jonathan Otterstatter(4)(14)..................................    241,594     1.20%
John Shap(5)(14)..............................................     29,754        *
Douglas P. Dow(6)(14).........................................     50,751        *
William Binch(7)(14)..........................................     35,000        *
Michael D. Blair(8)(14).......................................     60,833        *
Kenneth Holec(9)(14)..........................................      5,447        *
Michael E. Lavin(10)(14)......................................     11,833        *
Merritt Lutz(11)(14)..........................................     20,000        *
Charles R. Whitchurch(12)(14).................................     25,000        *
All directors and executive officers as a group (13
  persons)(13)................................................  1,677,438     7.99%


--------

     * The percentage of shares beneficially owned does not exceed 1% of the Common Stock.

    (1) Includes 65,000 shares through options exercisable within 60 days, 45,763 shares held of record by the Norman and Carol Nie Foundation, Inc. and 399,353 shares held by the Norman H. Nie Revocable Trust, dated November 15, 1991. 274,407 of the shares held by the Norman H. Nie Revocable Trust, dated November 15, 1991, have been pledged to secure a loan made by Northern Trust. Dr. Nie shares voting and investment power over the 45,763 shares held by the Norman and Carol Nie Foundation, Inc. with Carol Nie.

    (2) Includes 490,906 shares through options exercisable within 60 days.

    (3) Includes 123,564 shares through options exercisable within 60 days.

    (4) Includes 227,252 shares through options exercisable within 60 days and an aggregate of 666 shares registered in the name of two of Mr. Otterstatter's children.

    (5) Includes 27,662 shares through options exercisable within 60 days.

    (6) Includes 49,400 shares through options exercisable within 60 days.

    (7) Includes 35,000 shares through options exercisable within 60 days.

    (8) Includes 50,000 shares through options exercisable within 60 days.

    (9) Includes 5,447 shares through options exercisable within 60 days and shares to be received in connection with Mr. Holec's deferred share units.

   (10) Includes 10,833 shares through options exercisable within 60 days.

   (11) Includes 20,000 shares through options exercisable within 60 days.

   (12) Includes 25,000 shares through options exercisable within 60 days.

   (13) Includes 1,134,859 shares through options exercisable within 60 days and shares to be issued upon the vesting of restricted share units within 60 days.

   (14) The business address of each of Dr. Nie, Mr. Noonan, Mr. Panza, Mr. Otterstatter, Mr. Shap, Mr. Dow, Mr. Binch, Mr. Blair, Mr. Holec and Mr. Lavin is the office of SPSS at 233 South Wacker Drive, Chicago, Illinois 60606. The business address for Mr. Lutz is the office of Morgan Stanley Dean Witter & Co., 750 Seventh Avenue, 16th Floor, New York, New York 10019. The business address for Mr. Whitchurch is the office of Zebra Technologies Corporation, 333 Corporate Woods Parkway, Vernon Hills, Illinois 60061.

                                 PROPOSAL NO. 2

             RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

     The Audit Committee has appointed the accounting firm of Grant Thornton LLP ("Grant Thornton") to serve as independent auditors of SPSS with respect to the fiscal year ended December 31, 2007. Grant Thornton served as the Company's independent auditors for the fiscal year ended December 31, 2006.

     Pursuant to the Sarbanes-Oxley Act of 2002, the Audit Committee has the sole right to appoint the Company's independent accountants and the appointment of Grant Thornton is not contingent upon obtaining stockholder approval. However, the Board is affording SPSS stockholders the opportunity to express their opinions with regard to the selection of Grant Thornton as the Company's auditors for fiscal year 2007. This vote is neither required nor binding, but is being solicited by the Board in order to determine if the SPSS stockholders approve of Grant Thornton as the Company's independent accountants. If this proposal does not receive the affirmative vote of a majority of the votes cast for this proposal at the Annual Meeting, in person or by proxy, the Audit Committee will take such vote into consideration in determining whether to continue to retain Grant Thornton.

     A representative of Grant Thornton is expected to be present at the Annual Meeting. The representative will have the opportunity to make a statement and will be available to respond to appropriate questions.

     KPMG LLP ("KPMG") had served as the Company's independent accountants for the fiscal year ended December 31, 2004. On May 6, 2005, the Audit Committee dismissed KPMG as the Company's independent accountants.

     The audit reports of KPMG on the Company's financial statements as of and for the years ended December 31, 2004 and December 31, 2003 did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that KPMG's report states that "as discussed in Note 1 to the consolidated financial statements, effective July 1, 2003, the Company adopted SFAS No. 150, 'Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.'"

     As described in the Company's Annual Report on Form 10-K for fiscal year 2004 filed with the Securities and Exchange Commission on March 16, 2005, as amended by a Form 10-K/A filed with the Securities and Exchange Commission on April 22, 2005 (collectively, the "2004 Annual Report"), the audit report of KPMG on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004 did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles, except that KPMG's report indicates that the Company did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effects of the material weaknesses on the achievement of objectives of the control criteria and contains an explanatory paragraph that states that the following material weaknesses were identified as of December 31, 2004, and included in management's assessment:

  Revenue

     The Company identified a material weakness in its internal control over financial reporting related to revenue resulting from the aggregation of the following deficiencies:

     - The Company's review of software contracts was not sufficiently documented and did not identify certain non-standard contract terms which required further analysis to ensure compliance with U.S. generally accepted accounting principles;

     - Certain deferred revenue account reconciliations lacked adequate documentation and analysis of reconciling items and, in international locations, lacked an appropriate review;

     - The Company's documentation of controls over the completeness and accuracy of product shipments from international third-party fulfillment centers was insufficient;

     - The Company's documentation of controls for information technology applications ensuring completeness, existence, and accuracy of revenue and deferred revenue was insufficient;

     - The Company's international revenue recognition policy was not comprehensive; and

     - The Company's analyses, primarily in international locations, to establish the fair value of undelivered elements in software arrangements were not sufficient.

     As a result, misstatements were identified in the Company's revenue recognized which were corrected prior to issuance of the consolidated financial statements as of and for the year ended December 31, 2004. Because of these deficiencies, there is more than a remote likelihood that a material misstatement in the Company's annual or interim financial statements due to errors in accounting for revenue could occur and not be prevented or detected by its internal control over financial reporting.

  Income Taxes

     The Company did not have the appropriate level of expertise assigned to calculate, document, and review its accounting for income taxes. In addition, the Company did not maintain adequate documentation and lacked an adequate review process to ensure the reasonableness of assumptions underlying determinations regarding the recoverability of recorded deferred tax assets. These deficiencies in the Company's internal control over financial reporting resulted in material misstatements in the income tax provisions and deferred tax balances. Adjustments were recorded in the consolidated financial statements as of and for the year ended December 31, 2004 to correct these misstatements.

     During the two years ended December 31, 2004 and December 31, 2003 and during the subsequent interim period through the date of dismissal, the Company had no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to the satisfaction of KPMG would have caused KPMG to make reference to the subject matter of the disagreement in connection with its reports. During the two years ended December 31, 2004 and December 31, 2003 and during the subsequent interim period through the date of dismissal, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K adopted by the Securities and Exchange Commission), except that KPMG advised the Company of the material weaknesses in internal control over financial reporting related to revenue and income taxes, as described in the above paragraphs and as more fully described in the 2004 Annual Report. Further, in connection with its audit of the Company's consolidated financial statements as of and for the year ended December 31, 2003, KPMG identified a material control weakness relating to income taxes, revenue, account reconciliations, capitalized software and other items, which is further described in the Company's Annual Report on Form 10-K for fiscal year 2003 filed with the Securities and Exchange Commission on July 29, 2004. The Audit Committee discussed each of the above matters with KPMG, and KPMG has been authorized to respond fully to an inquiries made by Grant Thornton concerning these matters.

     The Audit Committee first engaged Grant Thornton as the independent accountants of the Company on May 9, 2005 with regard to fiscal year 2005. Grant Thornton was not engaged as either the principal accountant to audit the Company's financial statements or as an independent accountant to audit a significant subsidiary of the Company during the years ended December 31, 2004 and December 31, 2003 or during the subsequent interim period through the date of engagement. In addition, the Company did not consult Grant Thornton regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, or (ii) any matter that was either the subject of a disagreement (as defined in Regulation S-K Item 304(a)(1)(iv)) or a reportable event (as defined in Regulation S-K Item 304(a)(1)(v)) during the years ended December 31, 2004 and December 31, 2003 or during the subsequent interim period through the date of engagement.

AUDIT AND RELATED FEES

     Grant Thornton served as the Company's independent accountants for the fiscal year ended December 31, 2006 and 2005. KPMG served as the Company's independent accountants for the fiscal year ended December 31, 2004, but also performed audit services for SPSS during the first quarter of fiscal year 2005. The following is a summary for each of the last two fiscal years of both the fees billed to the Company by Grant Thornton since its engagement for professional services on May 9, 2005 and the fees billed to the Company by KPMG for services rendered prior to its dismissal on May 6, 2005.

     (a) Audit Fees.

         The aggregate fees billed for each of the last two fiscal years for services rendered by Grant Thornton and KPMG, respectively, for the audit of the Company's annual financial statements and internal control over financial reporting, the review of financial statements included in the Company's Quarterly Reports on Form 10-Q and other services normally provided in connection with statutory and regulatory filings or engagements for those fiscal years are as follows:


                                            Grant Thornton     KPMG
                                            --------------   -------


2006......................................    $1,957,352         n/a
2005......................................    $1,041,700     $65,600


     (b) Audit-Related Fees.

         The aggregate fees billed for each of the last two fiscal years for assurance and related services by Grant Thornton and KPMG, respectively, that are reasonably related to the performance of the audit or review of the Company's financial statements and are not reported in subsection (a) above are as follows:


                                           Grant Thornton(1)   KPMG(2)
                                           -----------------   -------


2006.....................................       $ 39,888           n/a
2005.....................................       $108,500       $61,241


               --------

               (1) In fiscal year 2006, these fees related to services provided by Grant Thornton in connection with the audits of the Company's employee benefit plans. In fiscal year 2005, these fees related to services provided by Grant Thornton in connection with the audits of the Company's employee benefit plans.

               (2) In fiscal year 2005, these fees related to services provided by KPMG in connection with the audit of the Company's employee stock purchase plans and a review of Form 11-K filings.

     (c) Tax Fees.

         The aggregate fees billed for each of the last two fiscal years for professional services rendered by Grant Thornton and KPMG, respectively, for tax compliance, tax advice and tax planning are as follows:


                                            Grant Thornton   KPMG(1)
                                            --------------   -------


2006......................................        $0             n/a
2005......................................        $0         $52,495


               --------

               (1) In fiscal year 2005, these fees related to services provided by KPMG in connection with the preparation of local corporate tax returns and tax compliance and planning.

     (d) All Other Fees.

         The aggregate fees billed for each of the last two fiscal years for products and services provided by Grant Thornton and KPMG, respectively, other than the services reported in subsections (a-c) above are as follows:


                                            Grant Thornton   KPMG(1)
                                            --------------   -------


2006......................................        $0             n/a
2005......................................        $0         $21,233


               --------

               (1) In fiscal year 2005, these fees related to services provided by KPMG in connection with certain international accounting matters.

     The Audit Committee considered and determined that the provision of the foregoing services provided by each of Grant Thornton and KPMG is compatible with the maintenance of the auditors' respective independence during the applicable periods.

     (e) Audit Committee Administration of the Engagement -- Procedures for Pre-Approval of Audit and Permissible Non-Audit Services of the Company's Independent Auditor.

     The Audit Committee of the Board has the exclusive authority and responsibility to engage, direct, pre-approve and oversee the Company's independent auditors with respect to all audit or non-audit services and has the exclusive authority and responsibility to either retain or terminate the Company's independent auditors. The Audit Committee's exclusive authority and responsibility with respect to these matters is set forth in the Audit Committee Charter.

     The Audit Committee maintains a formal procedure for the approval of all non-audit services provided by the Company's independent auditor. This procedure is set forth in Supplement A to Audit Committee Charter, a complete copy of which is posted on the Company's website at http://www.spss.com. Any request for the Company's independent auditor to perform non-audit services must be made pursuant to this procedure. On an annual basis, the Audit Committee, in consultation with both the independent auditor and the Company's Chief Financial Officer ("CFO"), discusses and considers the non-audit services that the independent auditor may need to perform during the current fiscal year (each, an "Annual Non-Audit Service"). The Audit Committee, in consultation with the independent auditor and CFO, also discusses and considers the total fees anticipated to be paid throughout the fiscal year for each Annual Non-Audit Service (each, an "Annual Budget"). Following such discussion and consideration, the Audit Committee, as appropriate, pre-approves any Annual Non-Audit Services that may be performed by the independent auditor during the current fiscal year and an Annual Budget for each Annual Non-Audit Service (collectively, the "Annual Pre-Approval List"). However, if the Annual Non-Audit Service is a tax service, the Audit Committee must, prior to approval of such Annual Non-Audit Service, (A) receive from the independent auditor a written description of the nature and scope of the specifically proposed tax service(s) including the fee structure for such service(s) and (B) discuss with and receive a certification from the independent auditor with regard to any implications that performance of any specific tax service(s) may have on the independence of the independent auditor.

     At each regularly scheduled meeting of the Audit Committee, the CFO reports on the status of individual projects performed by the independent auditor in connection with approved Annual Non-Audit Services and the corresponding fees incurred. In any of the following events, additional pre-approval must be obtained by the Audit Committee pursuant to the procedures set forth below prior to the performance of such services: (i) the fees to be paid for any individual project to be performed in connection with an Annual Non-Audit Service exceed $20,000; (ii) the total fees to be paid for all individual projects related to an Annual Non-Audit Service exceed the approved Annual Budget for such Annual Non-Audit Service; or (iii) if the Annual Non-Audit Service is a tax service and the specific tax service to be performed is outside the nature and scope of the previously approved tax services.

     If additional pre-approval is necessary, the CFO, or a designee specified by the CFO, must submit a written request (the "Company Request") to the independent auditor, which Company Request includes a description of the type and scope of the individual non-audit service that the Company desires the independent auditor to perform (the "Requested Non-Audit Services"). The Company Request must be sent to the independent auditor in writing. Upon the receipt of the Company Request, the independent auditor must calculate the fees that would be charged by the independent auditor in providing the Requested Non-Audit Services. The independent auditor must provide a written response to the CFO, or a designee specified by the CFO, which response includes a written proposal of the fees that will be charged by the independent auditor in providing the Requested Non-Audit Services (the "Fee Proposal"). This Fee Proposal includes (A) the amount of such fees denominated in the applicable local currency and (B) the amount of such fees denominated in United States dollars (the "Dollar Denominated Fee"). The Fee Proposal must specify the total fees recommended for Committee approval, which amount is equal to (A) the Dollar Denominated Fee plus (B) ten percent (10%) of the Dollar Denominated Fee rounded to the nearest $1,000. If the total Fee Proposal exceeds $20,000, the Fee Proposal must be in the form of a formal engagement letter. The Fee Proposal is sent to the CFO, or a designee specified by the CFO. However, if the Requested Non-Audit Service is a tax service, the independent auditor must (1) provide in the Fee Proposal a written description of the nature and scope of the specifically proposed tax service(s) including the fee structure for such service(s) and (B) discuss with the CFO or Chairman of the Audit Committee and provide a written certification with regard to any implications that performance of any specific tax service(s) may have on the independence of the independent auditor.

     The CFO, or a designee specified by the CFO, must then forward a description of the Requested Non-Audit Services and the Fee Proposal to the Audit Committee chairman for review and approval. The Audit Committee chairman reviews the description of the Requested Non-Audit Services and the Fee Proposal. If the Audit Committee chairman determines that the Requested Non-Audit Services are appropriate, the Audit Committee chairman is authorized to and will approve the Requested Non-Audit Services. The Audit Committee chairman then provides written notice of such approval to the CFO, or a designee specified by the CFO. The CFO, or a designee specified by the CFO, then notifies the independent auditor of the determination made by the Audit Committee chairman. If a formal engagement letter is required, the Audit Committee chairman must evidence approval of the Requested Non-Audit Services by executing the engagement letter before the next Audit Committee meeting and delivering an executed copy of such engagement letter to the CFO. All materials relating to Requested Non-Audit Services, must be presented to the full Audit Committee for ratification at the next scheduled Audit Committee meeting.

     The Company, the Audit Committee and Grant Thornton adhered to the Company's pre-approvals procedure for all non-audit services that were performed by Grant Thornton during fiscal year 2006.

      THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT
          AUDITORS OF SPSS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2007.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the SPSS directors, executive officers and holders of more than 10% of the Common Stock to file with the Securities and Exchange Commission reports regarding their ownership and changes in ownership of the Company's equity securities. SPSS believes that, during fiscal year 2006, its directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements. In making this statement, SPSS has relied upon examination of the copies of Forms 3, 4 and 5 provided to the Company and the written representations of its directors and executive officers.

                    SOLICITATION AND EXPENSES OF SOLICITATION

     The expenses of preparing and mailing this Proxy Statement and the accompanying form of proxy and the cost of solicitation of proxies on behalf of the Board will be paid by SPSS. Proxies may be solicited by personal interview, mail or telephone. Brokerage houses, other custodians and nominees will be asked whether other persons are beneficial owners of the shares which they hold of record and, if so, they will be supplied with additional copies of the proxy materials for distribution to such beneficial owners. SPSS will reimburse parties holding stock in their names or in the names of their nominees for their reasonable expenses in sending the proxy materials to their principals.

                                LEGAL PROCEEDINGS

     On January 22, 2007, a putative derivative action captioned Fortney v. Noonan, et. al., was filed in the United States District Court for the Northern District of Illinois, Eastern Division. The action purports to assert claims on behalf of the Company against several current and former executive officers and members of the Board alleging improper backdating of stock option grants to maximize certain defendants' profits, failing to properly account for and take tax deductions for those grants, insider trading and issuing false financial statements. The current executive officers and directors who are named in the complaint are Jack Noonan, William Binch, Michael Blair, Kenneth Holec, Merritt Lutz and Norman Nie. The Company is named as a nominal defendant. The complaint alleges various causes of action under federal and Delaware law, including claims for unjust enrichment, breach of fiduciary duty and rescission, as well as claims under Sections 14(a) and 20(a) of the Securities Exchange Act of 1934. Plaintiffs seek damages, disgorgement and restitution. As previously disclosed by the Company in July 2006, the Company has completed a detailed review of its accounting for stock option grants. As a result of the review, the Company reclassified approximately $3.3 million of retained earnings to additional paid-in capital and has determined that no further accounting adjustments are required.

                                  ANNUAL REPORT

     A copy of the Company's Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2006 is being mailed with this Proxy Statement to each stockholder entitled to vote at the Annual Meeting. STOCKHOLDERS NOT RECEIVING A COPY OF THE ANNUAL REPORT ON FORM 10-K MAY OBTAIN ONE WITHOUT CHARGE BY WRITING OR CALLING RAYMOND H. PANZA, SPSS INC., 233 SOUTH WACKER DRIVE, CHICAGO, ILLINOIS 60606, TELEPHONE (312) 651-3000.

                                        By order of the Board of Directors

                                        /s/ Raymond H. Panza

                                        Secretary of SPSS Inc.

PROXY - SPSS INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 26, 2007

The undersigned stockholder of SPSS Inc. ("SPSS") hereby appoints Jack Noonan and Raymond H. Panza proxies, with full authority, which may be exercised by either one or both of them, with power of substitution, to vote all shares of Common Stock of SPSS which the undersigned is entitled to vote at the Annual Meeting of Stockholders of SPSS to be held at the offices of SPSS, 233 South Wacker Drive, Chicago, Illinois, at 10:00 a.m. (local time) on April 26, 2007 (the "Annual Meeting"), and at any adjournment or postponement thereof as follows:

A. as directed herein with respect to each of the proposals identified on the reverse side hereof; and

B. in their discretion with respect to any other business that may properly come before the Annual Meeting.

By delivery of this proxy, the undersigned stockholder hereby revokes all proxies previously given by the undersigned with respect to the shares of Common Stock covered hereby.

              A STOCKHOLDER WISHING TO VOTE IN ACCORDANCE WITH THE
          RECOMMENDATIONS OF THE BOARD OF DIRECTORS NEED ONLY SIGN AND
             DATE THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

                             YOUR VOTE IS IMPORTANT

                  (Continued and to be signed on reverse side.)

ANNUAL MEETING PROXY CARD

A.    PROPOSALS

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE LISTED NOMINEES AND "FOR" PROPOSAL 2.

      1. Election of Directors

                           FOR  WITHHOLD                        FOR     WITHHOLD

         01-Merritt Lutz   [ ]    [ ]     02-Michael E. Lavin   [ ]       [ ]

                                                        FOR   AGAINST   ABSTAIN
      2. Ratification of the Appointment
         of Grant Thornton LLP as Independent           [ ]     [ ]       [ ]
         Auditors of SPSS for Fiscal Year 2007.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS OR OTHERWISE IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.

B.    NON-VOTING ITEMS

      CHANGE OF ADDRESS - Please print    MEETING ATTENDANCE
      your new address below.
                                          Mark the box to the right
                                          if you plan to attend the       [ ]
      ________________________________    Annual Meeting.

C. AUTHORIZED SIGNATURES - THIS SECTION MUST BE COMPLETED FOR YOUR VOTE TO BE COUNTED. - DATE AND SIGN BELOW

Please sign exactly as name appears hereon. Joint owners should each sign personally. If stockholder is a corporation, please sign full corporate name by the President or other authorized officer and, if a partnership, please sign full partnership name by an authorized partner or other authorized person. Executors, trustees, officers, etc., should indicate their titles when signing.

Date (mm/dd/yyyy) -         Signature 1- Please keep   Signature 2 - Please keep
Please print date below.    signature within the box   signature within the box
     /      /